     As filed with the Securities and Exchange Commission on July 24, 2002
                                                      Registration No. 333-86044

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 1 [X]

                                       TO

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     Kemper Investors Life Insurance Company
             (Exact name of registrant as specified in its charter)

                            Illinois                                                    36-3050975
  (State or other jurisdiction of incorporation or organization)             (I.R.S. Employer Identification No.)

               1600 McConnor Parkway                                                    Debra P. Rezabek, Esq.
            Schaumburg, Illinois 60196                                          Kemper Investors Life Insurance Company
                  (847) 874-4000                                                        1600 McConnor Parkway
    (Address, including zip code, and telephone                                       Schaumburg, Illinois 60196
   number, including area code, of registrant's                                             (847) 874-7376
           principal executive offices)                                         (Name, address, including zip code, and
                                                                   telephone number, including area code, of agent for service)

                                                    Copies to:

                Frank Julian, Esq.                                                    Joan E. Boros, Esq.
      Kemper Investors Life Insurance Company                                           Jorden Burt LLP
               1600 McConnor Parkway                                    1025 Thomas Jefferson Street, N.W., Suite 400E
            Schaumburg, Illinois 60196                                              Washington, D.C. 20007


Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                PROSPECTUS FOR
                    KEMPER INVESTORS LIFE INSURANCE COMPANY

--------------------------------------------------------------------------------
 INDIVIDUAL AND GROUP FLEXIBLE PREMIUM MODIFIED GUARANTEED, FIXED AND VARIABLE
                          DEFERRED ANNUITY CONTRACTS
--------------------------------------------------------------------------------

                                   Issued By
                   KILICO VARIABLE ANNUITY SEPARATE ACCOUNT
                                      and
                    KEMPER INVESTORS LIFE INSURANCE COMPANY

   This Prospectus describes Flexible Premium Modified Guaranteed, Fixed and Variable Deferred Annuity Contracts (the "Contract(s)") offered by Kemper Investors Life Insurance Company ("KILICO"). The Contract is designed to provide annuity benefits for retirement that may or may not qualify for certain federal tax advantages. The Contracts may be purchased by natural persons or by trusts or custodial accounts that hold the Contract as agent for and for the sole benefit of a natural person. The Contract is not available for sale to other types of purchasers without our prior approval. Depending on particular state requirements, the Contracts may be issued on a group or individual basis. Contracts issued on a group basis are represented by a certificate. Contracts issued on an individual basis are represented by an individual annuity contract. For purposes of this Prospectus, the term "Contract" refers both to certificates and to individual annuity contracts.

   You may allocate purchase payments to one or more of the Subaccount options, the Fixed Account option or the modified guaranteed option referred to in the Prospectus as the Market Value Adjustment ("MVA") option. The Contract currently offers 26 variable options, each of which is a Subaccount of KILICO Variable Annuity Separate Account. Currently, you may choose among Subaccounts that invest in the following Portfolios or Funds:
               The Alger American Fund (Class S Shares):
               . Alger American Growth Portfolio
               . Alger American MidCap Growth Portfolio
               . Alger American Small Capitalization Portfolio
               American Century Variable Portfolios, Inc. ("VP")
               (Class II Shares):
               . American Century VP Income & Growth
               . American Century VP Value
               Credit Suisse Trust:
               . Credit Suisse Trust-Emerging Markets
               The Dreyfus Socially Responsible Growth Fund, Inc.
               (Service Shares)
               Fidelity Variable Insurance Products Funds ("VIP")
               (Service Class 2 Shares):
               . Fidelity VIP Contrafund(R)
               . Fidelity VIP Equity-Income
               . Fidelity VIP Growth
               . Fidelity VIP Index 500

                  J.P. Morgan Series Trust II:
                  . JPMorgan Small Company
                  Janus Aspen Series (Service Shares):
                  . Janus Aspen Aggressive Growth
                  . Janus Aspen Balanced
                  . Janus Aspen Growth
                  . Janus Aspen Worldwide Growth
                  Scudder Variable Series I (Class B Shares):
                  . Scudder Capital Growth
                  . Scudder International
                  Scudder Variable Series II (Class B Shares):
                  . Scudder Government Securities
                  . Scudder Growth
                  . Scudder High Yield
                  . Scudder Investment Grade Bond
                  . Scudder Money Market
                  . Scudder Small Cap Growth
                  . Scudder Technology Growth
                  . Scudder Total Return

   Subaccounts and Portfolios may be added or deleted in the future. Contract values allocated to any of the Subaccounts vary, reflecting the investment experience of the selected Subaccounts. Contract values allocated to the Fixed Account option or one or more Guarantee Periods of the Market Value Adjustment option accumulate on a fixed basis.


   The Contracts are not insured by the FDIC. They are obligations of the issuing insurance company and are not a deposit of, or guaranteed by, any bank or savings institution and are subject to risks, including possible loss of principal.

   This Prospectus contains important information about the Contracts that you should know before investing. You should read it before investing and keep it for future reference. We have filed a Statement of Additional Information ("SAI") with the Securities and Exchange Commission. The current SAI has the same date as this Prospectus and is incorporated by reference in this Prospectus. You may obtain a free copy by writing us or calling 1-800-621-5001. A table of contents for the SAI appears on page 47. You may also find this Prospectus and other information about the Separate Account required to be filed with the Securities and Exchange Commission ("SEC") at the SEC's web site at http://www.sec.gov.

   The date of this Prospectus is       , 2002.

   The Securities and Exchange Commission has not approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS
================================================================================

                                                                 Page
                                                                 ----
          DEFINITIONS...........................................   1
          SUMMARY...............................................   3
          SUMMARY OF EXPENSES...................................   5
          CONDENSED FINANCIAL INFORMATION.......................  12
          KILICO, THE SEPARATE ACCOUNT AND THE FUNDS............  12
          THE MVA AND FIXED ACCOUNT OPTIONS.....................  16
          THE CONTRACTS.........................................  18
          CONTRACT CHARGES AND EXPENSES.........................  30
          THE ANNUITY PERIOD....................................  34
          FEDERAL INCOME TAXES..................................  39
          DISTRIBUTION OF CONTRACTS.............................  45
          VOTING RIGHTS.........................................  46
          REPORTS TO CONTRACT OWNERS AND INQUIRIES..............  46
          EXPERTS...............................................  46
          LEGAL MATTERS.........................................  46
          SPECIAL CONSIDERATIONS................................  46
          AVAILABLE INFORMATION.................................  47
          LEGAL PROCEEDINGS.....................................  47
          TABLE OF CONTENTS--STATEMENT OF ADDITIONAL INFORMATION  47
          FINANCIAL STATEMENTS..................................  47
          ANNUAL REPORTS AND OTHER DOCUMENTS....................  47
          APPENDICES............................................  49

                                  DEFINITIONS

   The following terms, as used in this Prospectus, have the indicated meanings:

   Accumulated Guarantee Period Value--The sum of the Guarantee Period Values.

   Accumulation Period--The period between the Date of Issue and the Annuity
Date.

   Accumulation Unit--An accounting unit of measure used to calculate the value of each Subaccount during the Accumulation Period. Each Subaccount will have an Accumulation Unit for each combination of charges.

   Annuitant--The person during whose lifetime the Fixed Annuity or Variable Annuity is to be paid.

   Annuity Date--The date on which your Contract matures, and we begin to make annuity payments to you. The original Annuity Date you selected in your Contract application is stated in your Contract Schedule.

   Annuity Option--One of several forms in which you may elect to have annuity payments made to you after the Annuity Date.

   Annuity Period--The period starting on the Annuity Date during which we make annuity payments to you.

   Annuity Unit--An accounting unit of measure used to calculate the amount of Variable Annuity payments after the first annuity payment.

   Beneficiary--The person you designate or designated under the Contract to receive any benefits under a Contract upon your death.

   Company ("we", "us", "our", "KILICO")--Kemper Investors Life Insurance Company, Schaumburg, Illinois 60196.

   Contract--A Flexible Premium Modified Guaranteed, Fixed and Variable Deferred Annuity Contract offered on an individual or group basis. Contracts issued on a group basis are represented by a certificate. Contracts issued on an individual basis are represented by an individual annuity contract.

   Contract Anniversary--An anniversary of the Date of Issue.

   Contract Schedule--The schedule pages appearing at the beginning of your Contract.


   Contract Value--The sum of the Fixed Account Contract Value, plus the Separate Account Contract Value, plus the Accumulated Guarantee Period Value.


   Contract Year--A one-year period starting on the Date of Issue and successive Contract Anniversaries.

   Date of Issue--The Date of Issue is stated in your Contract Schedule.

   Debt--The principal of any outstanding loan plus any accrued interest. Loans are available under certain Qualified Plan Contracts.

   Fixed Account--The General Account of KILICO to which you may allocate all or a portion of Purchase Payments or Contract Value.


   Fixed Account Contract Value--The (1) Purchase Payments allocated and amounts transferred to the Fixed Account; plus (2) interest credited; minus (3) withdrawals, previously assessed withdrawal charges and transfers on any Valuation Date; minus (4) any applicable portion of the records maintenance charge.


   Fixed Annuity--An annuity payment plan, which does not vary in dollar amount with investment experience.

   Fund(s)--An investment company which provides the Portfolios available for investment by a Subaccount.

   General Account--Our assets other than those allocated to any of our separate accounts.

   Guaranteed Interest Rate--The rate of interest we establish for a given Guarantee Period.

   Guarantee Period--A period of time during which an amount is to be credited with a Guaranteed Interest Rate assuming no partial withdrawal, surrender, or transfer prior to the end of that Guarantee Period. The Guarantee Periods initially offered are stated in your Contract Schedule.


   Guarantee Period Value--The (1) Purchase Payment allocated or amount transferred to a Guarantee Period; plus (2) interest credited; minus (3) withdrawals, previously assessed withdrawal charges and transfers; minus (4) any applicable portion of the records maintenance charge; adjusted for (5) any applicable Market Value Adjustment previously made.


   Market Adjusted Value--A Guarantee Period Value adjusted by the Market Value Adjustment formula prior to the end of a Guarantee Period.

   Market Value Adjustment--An adjustment of Guarantee Period Values in accordance with the Market Value Adjustment formula that applies to amounts used to purchase an Annuity Option on the Annuity Date, partial or total withdrawals, or transfers prior to the end of the Guarantee Period. The adjustment reflects the change in the value of the Guarantee Period Value due to changes in interest rates since the date the Guarantee Period commenced.

   Non-Qualified Plan Contract--This Contract issued other than as a Qualified Plan Contract.

   Owner, Contract Owner, you, your, yours--The person(s) named as Owner unless later changed as provided in this Contract. When more than one person is named as Owner, the terms, "you," "your," and "yours" mean joint Owners.

   Payee--A recipient of periodic payments under the Contract.

   Portfolio--A series of a Fund with its own objective and policies, which represents shares of beneficial interest in a separate portfolio of securities and other assets.

   Purchase Payment--The dollar amount we receive in U.S. currency to buy the benefits this Contract provides.

   Qualified Plan Contract--A Contract issued under a retirement plan which qualifies for favorable income tax treatment under Sections 401, 403, 408, 408A and 457 of the Internal Revenue Code as amended.

   Separate Account--A unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940 known as the KILICO Variable Annuity Separate Account.

   Separate Account Contract Value--The sum of the Subaccount Values on a Valuation Date.

   Subaccounts--The subdivisions of the Separate Account. Each Subaccount invests all of its assets in a specified Portfolio or Fund.

   Subaccount Value--The value of your interest in each Subaccount.

   Valuation Date--Each business day that we value the assets of the Separate Account. Currently this is each day that the New York Stock Exchange is open for trading.

   Valuation Period--The period that starts at the close of the New York Stock Exchange on a Valuation Date and ends at the close of the New York Stock Exchange on the next succeeding Valuation Date.

   Variable Annuity--An annuity payment plan which varies in dollar amount because of Subaccount investment experience.

   Withdrawal Value--Contract Value, minus any applicable withdrawal charge, plus or minus any applicable Market Value Adjustment, minus any premium tax payable.

                                    SUMMARY

   Because this is a summary, it does not contain all of the information that may be important. Read the entire Prospectus before deciding to invest.

   The Contracts provide for investment on a tax-deferred basis and annuity benefits. This Prospectus describes both Non-Qualified Plan and Qualified Plan Contracts. A Contract may not be issued to you on or after your 86th birthday.

   The minimum initial Purchase Payment is $10,000 for Non-Qualified Plan Contracts and $2,000 for Qualified Plan Contracts. The minimum subsequent Purchase Payment will vary depending on whether the Contract is issued as a Qualified or Non-Qualified Plan Contract, and the method of payment. In either case, our prior approval is required for total Purchase Payments over $1,000,000. (See "The Contracts," page 18.) We will aggregate multiple Contracts you own for purposes of the $1,000,000 limitation. An initial allocation to a Subaccount or Fixed Account must be at least $500. A subsequent allocation to a Subaccount or Fixed Account must be at least $50. Any allocation to a Guarantee Period must be at least $500.

   Variable accumulations and benefits are provided by crediting Purchase Payments to one or more Subaccounts that you select. Each Subaccount invests in one of the following corresponding Portfolios or Funds:

  .  Alger American Growth Portfolio (Class S Shares)

  .  Alger American MidCap Growth Portfolio (Class S Shares)

  .  Alger American Small Capitalization Portfolio (Class S Shares)

  .  American Century VP Income & Growth (Class II Shares)

  .  American Century VP Value (Class II Shares)

  .  Credit Suisse Trust-Emerging Markets

  .  The Dreyfus Socially Responsible Growth Fund, Inc. (Service Shares)

  .  Fidelity VIP Contrafund(R) (Service Class 2 Shares)

  .  Fidelity VIP Equity-Income (Service Class 2 Shares)

  .  Fidelity VIP Growth (Service Class 2 Shares)

  .  Fidelity VIP Index 500 (Service Class 2 Shares)

  .  JPMorgan Small Company

  .  Janus Aspen Aggressive Growth (Service Shares)

  .  Janus Aspen Balanced (Service Shares)

  .  Janus Aspen Growth (Service Shares)

  .  Janus Aspen Worldwide Growth (Service Shares)

  .  Scudder Capital Growth (Class B Shares)

  .  Scudder International (Class B Shares)

  .  Scudder Government Securities (Class B Shares)

  .  Scudder Growth (Class B Shares)

  .  Scudder High Yield (Class B Shares)

  .  Scudder Investment Grade Bond (Class B Shares)

  .  Scudder Money Market (Class B Shares)

  .  Scudder Small Cap Growth (Class B Shares)

  .  Scudder Technology Growth (Class B Shares)

  .  Scudder Total Return (Class B Shares)

   The Fixed Account provides fixed accumulations and benefits. The Fixed Account may not be available in all states. We guarantee that Purchase Payments allocated to the Fixed Account earn a minimum fixed interest rate of 3%. In our discretion, we may credit interest in excess of 3%. (See "Fixed Account Option," page 17.)

   The MVA Option also provides fixed accumulations. The MVA Option may not be available in all states. The MVA Option is only available during the Accumulation Period. You may allocate amounts to one or more initial Guarantee Periods available under the Contract. We may offer additional Guarantee Periods at our discretion. We may limit the number of Guarantee Period options available to three. We guarantee amounts allocated to the MVA Option at Guaranteed Interest Rates for the Guarantee Periods you select. We declare the rate at our sole discretion. These guaranteed amounts are subject to any applicable withdrawal charge, Market Value Adjustment or records maintenance charge. We will not change a Guaranteed Interest Rate for the duration of the Guarantee Period. However, Guaranteed Interest Rates for subsequent Guarantee Periods are set at our discretion. At the end of a Guarantee Period, a new Guarantee Period for the same duration starts, unless you timely elect another Guarantee Period. The offering of interests under the Contract relating to the MVA Option is registered under the Securities Act of 1933 ("1933 Act"), but the separate account holding our assets in connection with those interests is not registered under the Investment Company Act of 1940 ("1940 Act"). (See "The MVA Option," page 16.)

   You bear the investment risk under the Contracts, unless you allocate your Contract Values to:


      . the MVA Option and are guaranteed to receive the Guaranteed Interest Rate, and you do not transfer or surrender Contract Value prior to the end of the Guarantee Period so that you are not subject to any Market Value Adjustment, or


      .  the Fixed Option and are guaranteed to earn at least 3% interest.

   Transfers among Subaccounts are permitted before and after annuitization, subject to certain limitations. A transfer from a Guarantee Period is subject to a Market Value Adjustment unless the transfer is effected within 30 days after the end of the applicable Guarantee Period. (See "Transfers During the Accumulation Period" and "Transfers and Conversions During the Annuity Period," pages 22 and 35, respectively.)

   We do not deduct sales charges from Purchase Payments. You may withdraw Contract Value subject to withdrawal charges, any applicable Market Value Adjustment, and other specified conditions. The withdrawal charge ranges from 7% of each Purchase Payment during the first year to 0% after four years have elapsed. A year elapses on the last day of the Contract Year in which the Purchase Payment was made and on the last day of each subsequent Contract Year. As explained below, certain amounts may be withdrawn free of the withdrawal charge. In determining withdrawal charges and free withdrawal amounts, we treat withdrawals as coming from the oldest Purchase Payments first (i.e., first-in, first-out) and then from earnings (if any). We will charge all amounts withdrawn and any applicable withdrawal charge against Purchase Payments in the chronological order in which we received them beginning with the initial Purchase Payment. (See "Withdrawals During the Accumulation Period," page 25.) Withdrawals may be subject to income tax, a 10% penalty tax, and other tax consequences. Withdrawals from Qualified Plan Contracts may be limited by the terms of the plan or the Internal Revenue Code, as amended (the "Code"). (See "Federal Income Taxes," page 39.)

   Each Contract Year, you may withdraw remaining Purchase Payments no longer subject to a withdrawal charge, plus 10% of remaining Purchase Payments that are subject to a withdrawal charge, without incurring a withdrawal charge.

   The Contract may be purchased in connection with retirement plans qualifying under Sections 401, 403, 408, 408A and 457 of the Code including the following types of Qualified Plans: IRA's, SEP-IRA's, SIMPLE IRA's, Roth IRA's, HR-10 and Keogh Plans, Pension and Profit-Sharing Plans, Tax-Sheltered Annuities, and Deferred Compensation Plans of State and Local Governments and Tax-Exempt Organizations. The Contract is also available in connection with non-qualified deferred compensation plans. (See "Taxation of Annuities in General," page 39 and "Qualified Plans," page 42.)

   You may take loans against your Contract at any time prior to the Annuity Date if your Contract was issued under Sections 401(a) or 403(b) of the Code and your plan permits loans. (See "Contract Loans," page 26.)

   You may examine a Contract and return it to us for a refund during the "free look" period. The length of the free look period will depend on the state in which the Contract is issued. However, it will be at least ten days from the date you receive the Contract. (See "The Contracts," page 18.) In addition, a special free look period applies in some circumstances to Contracts issued as an Individual Retirement Annuity ("IRA"), a Roth IRA or a Simplified Employee Pension.

                              SUMMARY OF EXPENSES

--------------------------------------------------------------------------------

  Contract Owner Transaction Expenses
  Sales Load Imposed on Purchases (as a percentage of purchase payments) None
  Withdrawal Charge (as a percentage of original purchase payments)(1)

                   Years Elapsed after Purchase Payment
                   ------------------------------------
                         Less than one................. 7.00%
                         One but less than two......... 6.00%
                         Two but less than three....... 5.00%
                         Three but less than four...... 4.00%
                         Four and thereafter........... 0.00%

           Exchange (transfer) Fee............................ $10(2)
           Annual Contract Fee (Records Maintenance Charge)(3)    $30

 Separate Account Annual Expenses
 (as a percentage of average account value)

                  Mortality and Expense Risk Charge..... 1.55%
                  Administration Charge................. 0.15%
                                                         -----
                  Total Separate Account Annual Expenses 1.70%
                                                         =====

 Optional Benefit Annual Expenses
 (as a percentage of average account value)

                    Optional Enhanced Death Benefit(4)
                       Zurich Safeguard/SM/........... 0.20%
                       Zurich Safeguard/SM/ Plus...... 0.35%

 Commutation Charge(5)
    An amount equal to the difference between the present value of any remaining guaranteed payments (as of the date of calculation) calculated using:

       A. For a fixed annuity option, (i) a discount rate that is equal to the rate assumed in calculating the initial income payment and (ii) the greater of: (a) the ten year treasury constant maturity plus 3%; and (b) the rate used to determine the initial payment plus 2%, and

       B. For a variable annuity option, (i) a discount rate that is equal to the assumed investment rate and (ii) the assumed investment rate plus 2%.


 Fund Annual Expenses (After Any Contractual Fee Waivers and Expense Reductions)(6)

 (as percentage of each Portfolio's average net assets for the period ended December 31, 2001)

                                              Management             Other      Total Annual
                  Portfolio                      Fees    12b-1 Fees Expenses Portfolio Expenses
                  ---------                   ---------- ---------- -------- ------------------
Alger American Growth Portfolio..............   0.75%      0.25%     0.06%         1.06%
Alger American MidCap Growth Portfolio.......   0.80%      0.25%     0.08%         1.13%
Alger American Small Capitalization Portfolio   0.85%      0.25%     0.07%         1.17%
American Century VP Income & Growth..........   0.70%      0.25%     0.00%         0.95%
American Century VP Value (7)................   0.86%      0.25%     0.00%         1.11%
Credit Suisse Trust-Emerging Markets (8).....   1.25%      0.00%     0.64%         1.89%
Dreyfus Socially Responsible Growth (9)......   0.75%      0.25%     0.09%         1.09%
Fidelity VIP Contrafund(R) (10)..............   0.58%      0.25%     0.11%         0.94%
Fidelity VIP Equity-Income (10)..............   0.48%      0.25%     0.11%         0.84%
Fidelity VIP Growth (10).....................   0.58%      0.25%     0.10%         0.93%
Fidelity VIP Index 500 (11)..................   0.24%      0.25%     0.12%         0.61%
JPMorgan Small Company.......................   0.60%      0.00%     0.55%         1.15%
Janus Aspen Aggressive Growth (12)...........   0.65%      0.25%     0.02%         0.92%
Janus Aspen Balanced (12)....................   0.65%      0.25%     0.01%         0.91%
Janus Aspen Growth (12)......................   0.65%      0.25%     0.01%         0.91%
Janus Aspen Worldwide Growth (12)............   0.65%      0.25%     0.04%         0.94%
Scudder Capital Growth.......................   0.46%      0.25%     0.04%         0.75%
Scudder International........................   0.84%      0.25%     0.16%         1.25%

                                       Management             Other      Total Annual
              Portfolio                   Fees    12b-1 Fees Expenses Portfolio Expenses
              ---------                ---------- ---------- -------- ------------------
Scudder Government Securities (13)....   0.55%      0.25%     0.05%         0.85%
Scudder Growth (13)...................   0.60%      0.25%     0.03%         0.88%
Scudder High Yield (13)...............   0.60%      0.25%     0.10%         0.95%
Scudder Investment Grade Bond (13)(14)   0.60%      0.25%     0.04%         0.89%
Scudder Money Market (13)(15).........   0.50%      0.10%     0.05%         0.65%
Scudder Small Cap Growth (13).........   0.65%      0.25%     0.03%         0.93%
Scudder Technology Growth (13)(14)....   0.74%      0.25%     0.07%         1.06%
Scudder Total Return (13).............   0.55%      0.25%     0.03%         0.83%


 (1) Each Contract Year, a Contract Owner may withdraw up to 10% of remaining Purchase Payments subject to a withdrawal charge without incurring a withdrawal charge. In certain circumstances we may reduce or waive the withdrawal charge.

 (2) We reserve the right to charge a fee of $10 for each transfer of Contract Value in excess of twelve transfers per Contract Year.


 (3) Applies to Contracts with a Contract Value less than $50,000 on the date of assessment. In certain circumstances we may reduce or waive the annual records maintenance charge.


 (4) These expenses do not apply to the Fixed Account, Guarantee Periods, or Scudder Money Market Subaccounts.


 (5) This Charge only applies to the calculation of lump sum payments with respect to any remaining periodic payments in the certain period under Annuity Options 1, 3, or 5 upon the death of an Annuitant during the Annuity Period or in commutation of remaining annuity payments under those Options. (See "9. Death of Annuitant or Owner," page 38 and "12. Commutable Annuitization Option," page 38 below.)


 (6) Current or future expenses may be greater or less than those presented. Please consult the underlying mutual fund prospectuses for more complete information.

 (7)The Fund has a stepped fee schedule. As a result the Fund's management fee generally decreases as the Fund assets increase.

 (8)The expense figures shown are before certain fee waivers or reductions from the Portfolio's investment adviser and/or its affiliates. With such waivers, Management Fees, Other Expenses and Total Portfolio Annual Expenses for the Credit Suisse Trust-Emerging Markets Portfolio were 0.76%, 0.64% and 1.40%, respectively. Fee waivers and expense reimbursements may be discontinued at any time.

 (9)Current or future expenses may be greater or less than those presented. Please consult the underlying mutual fund prospectus for more complete information.

(10)Actual annual class operating expenses were lower because a portion of the brokerage commissions that the Portfolio paid was used to reduce the Portfolio's expenses. Through arrangements with the Portfolio's custodian, credits realized as a result of uninvested cash balances were used to reduce a portion of the Portfolio's custodian expenses. These offsets may be discontinued at any time. With these offsets, Management Fees, 12b-1 Fees, Other Expenses and Total Portfolio Annual Expenses would have been 0.58%, 0.25%, 0.07% and 0.90%, respectively, for the Fidelity VIP Contrafund Portfolio; 0.48%, 0.25%, 0.10% and 0.83%, respectively, for the Fidelity VIP Equity-Income Portfolio; and 0.58%, 0.25%, 0.07% and 0.90%, respectively, for the Fidelity VIP Growth Portfolio.

(11)The Portfolio's manager has voluntary agreed to reimburse the class to the extent that total operating expenses (excluding interest, taxes, certain securities lending costs, brokerage commissions and extraordinary expenses) exceed 0.53%. This arrangement can be discontinued by the Portfolio's manager at any time. Including this reimbursement, Management Fees, 12b-1 Fees, Other Expenses and Total Portfolio Annual Expenses were 0.24%, 0.25%, 0.04% and 0.53%, respectively.

(12)All expenses are shown without the effect of any expense offset arrangements.

(13)B-Share Class became effective on May 1, 2002, therefore other expenses are estimated and annualized. Actual expenses may be greater or less than shown.

(14)Pursuant to their respective agreements with Scudder Variable Series II, the investment manager, the underwriter and the accounting agent have agreed, for the one year period commencing on May 1, 2002, to limit their respective fees and to reimburse other expenses to the extent necessary to limit total operating expenses of the following described Portfolios to the amounts set forth after the Portfolio names: Scudder Technology Growth 1.20% and Scudder Investment Grade Bond 1.05%.

(15)For the Scudder Money Market Portfolio, Class B-Shares, Scudder Distributors, Inc. has agreed to waive 0.15% of the 12b-1 fee for the one year, commencing May 1, 2002. Without such waiver, the Management Fee, 12b-1 Fees, Other Expenses and Total Portfolio Annual Expenses would have been 0.50%, 0.25%, 0.05% and 0.80%, respectively.

   If you surrender or annuitize your Contract, you would pay the following expenses on a $1,000 investment, assuming:

      .  5% annual return on assets,

      .  you did not elect any optional death benefit, and

      .  the current level of fund expenses for all years shown.

   The example assumes the fund expenses presented in the table above. The example does not include any taxes or tax penalties you may be required to pay if you surrender your Contract.

                                   EXAMPLE 1

--------------------------------------------------------------------------------

                   Subaccount              1 year 3 years 5 years 10 years
                   ----------              ------ ------- ------- --------
      Alger American Growth                 $ 93   $135    $148     $313
      Alger American MidCap Growth            93    137     152      320
      Alger American Small Capitalization     94    138     154      324
      American Century VP Income & Growth     92    132     143      303
      American Century VP Value               93    137     151      318
      Credit Suisse Trust-Emerging Markets   101    159     190      392
      Dreyfus Socially Responsible Growth     93    136     150      316
      Fidelity VIP Contrafund(R)              92    132     142      302
      Fidelity VIP Equity-Income              91    129     137      292
      Fidelity VIP Growth                     92    131     142      301
      Fidelity VIP Index 500                  88    122     125      268
      JPMorgan Small Company                  94    138     153      322
      Janus Aspen Aggressive Growth           91    131     141      300
      Janus Aspen Balanced                    91    131     141      299
      Janus Aspen Growth                      91    131     141      299
      Janus Aspen Worldwide Growth            92    132     142      302
      Scudder Capital Growth                  90    126     133      283
      Scudder International                   95    141     158      332
      Scudder Government Securities           91    129     138      293
      Scudder Growth                          91    130     139      296
      Scudder High Yield                      92    132     143      303
      Scudder Investment Grade Bond           91    130     140      297
      Scudder Money Market #1 (1)             89    123     128      272
      Scudder Small Cap Growth                92    131     142      301
      Scudder Technology Growth               93    135     148      313
      Scudder Total Return                    91    128     137      291

--------
(1)Scudder Money Market Subaccount #2 is not shown because it is available only for dollar cost averaging that will deplete your Subaccount Value entirely at least by the end of the first Contract Year.

   Same assumptions as Example 1 above, except that you decide not to surrender or annuitize your Contract at the end of each period.

                                   EXAMPLE 2
--------------------------------------------------------------------------------

                   Subaccount              1 year 3 years 5 years 10 years
                   ----------              ------ ------- ------- --------
      Alger American Growth                 $28    $ 87    $148     $313
      Alger American MidCap Growth           29      89     152      320
      Alger American Small Capitalization    30      90     154      324
      American Century VP Income & Growth    27      84     143      303
      American Century VP Value              29      89     151      318
      Credit Suisse Trust-Emerging Markets   37     112     190      392
      Dreyfus Socially Responsible Growth    29      88     150      316
      Fidelity VIP Contrafund(R)             27      83     142      302
      Fidelity VIP Equity-Income             26      80     137      292
      Fidelity VIP Growth                    27      83     142      301
      Fidelity VIP Index 500                 24      73     125      268
      JPMorgan Small Company                 29      90     153      322
      Janus Aspen Aggressive Growth          27      83     141      300
      Janus Aspen Balanced                   27      83     141      299
      Janus Aspen Growth                     27      83     141      299
      Janus Aspen Worldwide Growth           27      83     142      302
      Scudder Capital Growth                 25      78     133      283
      Scudder International                  30      93     158      332
      Scudder Government Securities          26      81     138      293
      Scudder Growth                         27      82     139      296
      Scudder High Yield                     27      84     143      303
      Scudder Investment Grade Bond          27      82     140      297
      Scudder Money Market #1 (1)            24      75     128      272
      Scudder Small Cap Growth               27      83     142      301
      Scudder Technology Growth              28      87     148      313
      Scudder Total Return                   26      80     137      291

--------
(1)Scudder Money Market Subaccount #2 is not shown because it is available only for dollar cost averaging that will deplete your Subaccount Value entirely at least by the end of the first Contract Year.


   The purpose of the preceding tables is to assist you in understanding the various costs and expenses that an Owner in a Subaccount will bear directly or indirectly. The tables reflect expenses of the Separate Account and the Portfolios or Funds but not the MVA Option. These tables are limited to disclosure with regard to the variable portion of the Contract. See "Contract Charges and Expenses" and "The MVA Option" for more information regarding the various costs and expenses. The Examples should not be considered to be a representation of past or future expenses and do not include the deduction of state premium taxes, which may be assessed before or upon annuitization. Actual expenses may be greater or less than those shown. "Management Fees" and "Other Expenses" in the "SUMMARY OF EXPENSES" for the Portfolios or Funds have been provided by the investment managers or advisers of the Portfolios or Funds, and have not been independently verified. The Examples assume a 5% annual rate of return pursuant to requirements of the Securities and Exchange Commission. This hypothetical rate of return is not intended to be representative of past or future performance of any Subaccount. The records maintenance charge is a single charge, it is not a separate charge for each Subaccount. In addition, the effect of the records maintenance charge has been reflected in the Examples by applying the percentage derived by dividing the total amounts of annual records maintenance charge collected by the total net assets of all the Subaccounts in the Separate Account. See "Contract Charges and Expenses" for more information regarding the various costs and expenses.

   If you surrender or annuitize your Contract, you would pay the following expenses on a $1,000 investment, assuming:

      .  5% annual return on assets,

      .  you elect the Zurich Safeguard /SM/ Plus optional death benefit, and

      .  the current level of fund expenses for all years shown.

   The example assumes the fund expenses presented in the table above. The example does not include any taxes or tax penalties you may be required to pay if you surrender your Contract.

                                   EXAMPLE 3
--------------------------------------------------------------------------------

                   Subaccount              1 year 3 years 5 years 10 years
                   ----------              ------ ------- ------- --------
      Alger American Growth                 $ 96   $145    $166     $347
      Alger American MidCap Growth            97    147     169      354
      Alger American Small Capitalization     97    148     171      358
      American Century VP Income & Growth     95    142     160      337
      American Century VP Value               97    147     168      352
      Credit Suisse Trust-Emerging Markets   104    169     206      423
      Dreyfus Socially Responsible Growth     96    146     167      350
      Fidelity VIP Contrafund(R)              95    142     160      336
      Fidelity VIP Equity-Income              94    139     155      326
      Fidelity VIP Growth                     95    141     159      335
      Fidelity VIP Index 500                  92    132     143      304
      JPMorgan Small Company                  97    148     170      356
      Janus Aspen Aggressive Growth           95    141     159      334
      Janus Aspen Balanced                    95    141     158      333
      Janus Aspen Growth                      95    141     158      333
      Janus Aspen Worldwide Growth            95    142     160      336
      Scudder Capital Growth                  93    136     150      317
      Scudder International                   98    151     175      365
      Scudder Government Securities           94    139     155      327
      Scudder Growth                          94    140     157      330
      Scudder High Yield                      95    142     160      337
      Scudder Investment Grade Bond           95    140     157      331
      Scudder Money Market #1 (1)             89    123     128      272
      Scudder Small Cap Growth                95    141     159      335
      Scudder Technology Growth               96    145     166      347
      Scudder Total Return                    94    139     154      325

--------
(1)Scudder Money Market Subaccount #2 is not shown because it is available only for dollar cost averaging that will deplete your Subaccount Value entirely at least by the end of the first Contribution Year.

   Same assumptions as Example 3 above, except that you decide not to surrender or annuitize your Contract at the end of each period.

                                   EXAMPLE 4
--------------------------------------------------------------------------------

                   Subaccount              1 year 3 years 5 years 10 years
                   ----------              ------ ------- ------- --------
      Alger American Growth                 $32    $ 98    $166     $347
      Alger American MidCap Growth           33     100     169      354
      Alger American Small Capitalization    33     101     171      358
      American Century VP Income & Growth    31      94     160      337
      American Century VP Value              33      99     168      352
      Credit Suisse Trust-Emerging Markets   41     123     206      423
      Dreyfus Socially Responsible Growth    32      99     167      350
      Fidelity VIP Contrafund(R)             31      94     160      336
      Fidelity VIP Equity-Income             30      91     155      326
      Fidelity VIP Growth                    31      94     159      335
      Fidelity VIP Index 500                 27      84     143      304
      JPMorgan Small Company                 33     100     170      356
      Janus Aspen Aggressive Growth          31      94     159      334
      Janus Aspen Balanced                   30      93     158      333
      Janus Aspen Growth                     30      93     158      333
      Janus Aspen Worldwide Growth           31      94     160      336
      Scudder Capital Growth                 29      88     150      317
      Scudder International                  34     104     175      365
      Scudder Government Securities          30      91     155      327
      Scudder Growth                         30      92     157      330
      Scudder High Yield                     31      94     160      337
      Scudder Investment Grade Bond          30      93     157      331
      Scudder Money Market #1 (1)            24      75     128      272
      Scudder Small Cap Growth               31      94     159      335
      Scudder Technology Growth              32      98     166      347
      Scudder Total Return                   30      91     154      325

--------

(1)Scudder Money Market Subaccount #2 is not shown because it is available only for dollar cost averaging that will deplete your Subaccount Value entirely at least by the end of the first Contribution Year.


   The purpose of the preceding tables is to assist you in understanding the various costs and expenses that an Owner in a Subaccount will bear directly or indirectly. The tables reflect expenses of the Separate Account and the Portfolios or Funds but not the MVA Option. These tables are limited to disclosure with regard to the variable portion of the Contract. See "Contract Charges and Expenses" and "The MVA Option" for more information regarding the various costs and expenses. The Examples should not be considered to be a representation of past or future expenses and do not include the deduction of state premium taxes, which may be assessed before or upon annuitization. Actual expenses may be greater or less than those shown. "Management Fees" and "Other Expenses" in the "SUMMARY OF EXPENSES" for the Portfolios or Funds have been provided by the investment managers or advisers of the Portfolios or Funds, and have not been independently verified. The Examples assume a 5% annual rate of return pursuant to requirements of the Securities and Exchange Commission. This hypothetical rate of return is not intended to be representative of past or future performance of any Subaccount. The above Examples assume the election of the Zurich Safeguard/SM/ Plus optional death benefit. If this feature were not elected or a less costly option were elected, the expense figures shown above would be lower. The records maintenance charge is a single charge, it is not a separate charge for each Subaccount. In addition, the effect of the records maintenance charge has been reflected in the Examples by applying the percentage derived by dividing the total amounts of annual records maintenance charge by the total net assets of all the Subaccounts in the Separate Account. See "Contract Charges and Expenses" for more information regarding the various costs and expenses.

                        CONDENSED FINANCIAL INFORMATION

   The Contract was first offered as of the date of this Prospectus, therefore, no Condensed Financial Information is shown.

                  KILICO, THE SEPARATE ACCOUNT AND THE FUNDS

Kemper Investors Life Insurance Company

   We were organized under the laws of the State of Illinois in 1947 as a stock life insurance company. Our offices are located at 1600 McConnor Parkway, Schaumburg, Illinois 60196. We offer annuity and life insurance products and are admitted to do business in the District of Columbia and all states except New York. In addition to the Contracts, we offer other variable contracts with different benefits, costs and funding vehicles. We are a wholly-owned subsidiary of Kemper Corporation, a non-operating holding company. Kemper Corporation is a wholly-owned subsidiary of Zurich Group Holding ("ZGH"), a Swiss holding company. ZGH is owned by Zurich Financial Services ("ZFS"), a Swiss holding company.

The Separate Account

   We established the KILICO Variable Annuity Separate Account on May 29, 1981 pursuant to Illinois law. It is a separate investment account used to fund the Contract and other of our variable annuity contracts. The SEC does not supervise the management, investment practices or policies of the Separate Account or KILICO.

   Benefits provided under the Contracts are our obligations. Although the assets in the Separate Account are our property, they are held separately from our other assets. Moreover, the assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities arising out of any other business we may conduct. Income, capital gains and capital losses, whether or not realized, from the assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to the income, capital gains and capital losses arising out of any other business we may conduct.

   There are currently 26 Subaccounts available under this Contract, each of which invests exclusively in shares of one of the Portfolios. We may, from time to time, combine or remove Subaccounts and establish additional Subaccounts. In such cases, we may permit you to select other Subaccounts under the Contract. However, the right to select any other Subaccount is limited by the terms and conditions we may impose on such transactions. Not all Subaccounts may be available in all jurisdictions or under all Contracts.

   The Separate Account purchases and redeems Portfolio shares at net asset value. We redeem Portfolio shares as necessary to provide benefits, to deduct Contract charges and to transfer assets from one Subaccount to another as you request. All dividends and capital gains distributions received by the Separate Account from a Portfolio are reinvested in that Portfolio at net asset value and retained as assets of the corresponding Subaccount.

   The Separate Account's financial statements appear in the Statement of Additional Information.

The Funds

   The Separate Account currently invests in the shares of the following open-end management investment companies:

  .  The Alger American Fund

  .  American Century Variable Portfolios, Inc.

  .  Credit Suisse Trust

  .  The Dreyfus Socially Responsible Growth Fund, Inc.

  . Fidelity Variable Insurance Products Funds (which includes Fidelity Variable Insurance Products Fund and Fidelity Variable Insurance Products Fund II)

  .  J.P. Morgan Series Trust II

  .  Janus Aspen Series

  .  Scudder Variable Series I

  .  Scudder Variable Series II

   The Funds provide investment vehicles for variable life insurance and variable annuity contracts and certain qualified retirement plans. Fund shares are sold only to insurance company separate accounts and qualified retirement plans. Fund shares may be sold to separate accounts of other insurance companies, whether or not affiliated with us. It is conceivable that in the future it may be disadvantageous for variable life insurance separate accounts and variable annuity separate accounts of companies unaffiliated with us, or for variable life insurance separate accounts, variable annuity separate accounts and qualified retirement plans to invest simultaneously in the Funds' Portfolios. Currently, we do not foresee disadvantages to variable life insurance owners, variable annuity owners or qualified retirement plans. The Funds' Boards monitor events for material conflicts between owners and determine what action, if any, should be taken. In addition, if we believe that a Fund's response to any of those events or conflicts insufficiently protects Owners, we will take appropriate action.

   The assets of each Portfolio are held separate from the assets of the other Portfolios, and each Portfolio has its own distinct investment objective and policies. Each Portfolio operates as a separate investment fund, and the investment performance of one Portfolio has no effect on the investment performance of any other Portfolio.

   The Portfolios are summarized below:

The Alger American Fund (Class S Shares)

   Alger American Growth Portfolio seeks long-term capital appreciation.

   Alger American MidCap Growth Portfolio seeks long-term capital appreciation.

   Alger American Small Capitalization Portfolio seeks long-term capital appreciation.

American Century Variable Portfolios, Inc. (Class II Shares)

   American Century VP Income & Growth Portfolio seeks capital growth by investing in common stocks. Income is a secondary objective.

   American Century VP Value Portfolio seeks long-term capital growth. Income is a secondary objective.

Credit Suisse Trust

   Credit Suisse Trust-Emerging Markets Portfolio seeks long-term growth of capital by investing in equity securities of emerging markets.

The Dreyfus Socially Responsible Growth Fund, Inc. (Service Shares)

   The Fund's primary goal is to provide capital growth with current income as a secondary goal by investing in common stocks of companies that, in the opinion of the Fund's management, not only meet traditional investment standards, but also conduct their business in a manner that contributes to the enhancement of the quality of life in America.

Fidelity Variable Insurance Products Funds (Service Class 2 Shares)

   Fidelity VIP Contrafund(R) Portfolio seeks long-term capital appreciation.

   Fidelity VIP Equity-Income Portfolio seeks reasonable income. The fund will also consider the potential for capital appreciation. The fund seeks a yield which exceeds the composite yield on the securities comprising the S&P 500.

   Fidelity VIP Growth Portfolio seeks capital appreciation.

   Fidelity VIP Index 500 Portfolio seeks investment results that correspond to the total return of common stocks publicly traded in the United States, as represented by the S&P 500.

J.P. Morgan Series Trust II

   JPMorgan Small Company Portfolio seeks to provide a high total return from a portfolio of small company stocks.

Janus Aspen Series (Service Shares)

   Janus Aspen Aggressive Growth Portfolio seeks long-term growth of capital.

   Janus Aspen Balanced Portfolio seeks long-term capital growth, consistent with preservation of capital and balanced by current income.

   Janus Aspen Growth Portfolio seeks long-term growth of capital in a manner consistent with the preservation of capital.

   Janus Aspen Worldwide Growth Portfolio seeks long-term growth of capital in a manner consistent with the preservation of capital.

Scudder Variable Series I (Class B Shares)

   Scudder Capital Growth Portfolio seeks to maximize long-term capital growth through a broad and flexible investment program.

   Scudder International Portfolio seeks long-term growth of capital primarily through diversified holdings of marketable foreign equity investments.

Scudder Variable Series II (Class B Shares)

   Scudder Government Securities Portfolio seeks high current income consistent with preservation of capital.

   Scudder Growth Portfolio seeks maximum appreciation of capital.

   Scudder High Yield Portfolio seeks to provide a high level of current income.

   Scudder Investment Grade Bond Portfolio seeks high current income.

   Scudder Money Market Portfolio seeks maximum current income to the extent consistent with stability of principal.

   Scudder Small Cap Growth Portfolio seeks maximum appreciation of investors' capital.

   Scudder Technology Growth Portfolio seeks growth of capital.

   Scudder Total Return Portfolio seeks high total return, a combination of income and capital appreciation.

   The Portfolios may not achieve their stated objective. More detailed information, including a description of risks involved in investing in the Portfolios is found in the Funds' prospectuses accompanying this Prospectus and Statements of Additional Information, available from us upon request.

Advisers and Managers

   Fred Alger Management, Inc. serves as the investment adviser for the available Portfolios of The Alger American Fund. American Century Investment Management, Inc. is the investment adviser for the two available Portfolios of the American Century Variable Portfolios, Inc. Credit Suisse Asset Management, LLC is the investment adviser for the Credit Suisse Trust-Emerging Markets Portfolio. The Dreyfus Corporation is the investment adviser for The Dreyfus Socially Responsible Growth Fund, Inc. Fidelity Management & Research Company serves as the investment adviser for the available Portfolios of the Fidelity Variable Insurance Products Funds. Bankers Trust Company, a wholly-owned subsidiary of Bankers Trust New York Corporation, serves as the sub-adviser to the Fidelity VIP Index 500 Portfolio. J.P. Morgan Investment Management, Inc. is the investment adviser for the JPMorgan Small Company Portfolio. Janus Capital Management LLC is the investment adviser for the four available Portfolios of the Janus Aspen Series. Deutsche Investment Management Americas Inc. serves as the investment manager for each of the available Portfolios of Scudder Variable Series I and Scudder Variable Series II. We may receive compensation from the Funds or the investment advisers of the Funds for services related to the Funds. Such compensation will be consistent with the services rendered or the cost savings resulting from the arrangement.

Change of Investments

   If we establish additional Subaccounts, each new Subaccount will invest in a new series of a Fund or in shares of another investment company. We may also substitute other investment companies.

   We reserve the right, subject to compliance with the current law or as it may be changed in the future:

      .  to operate the Separate Account in any form permitted by law;

      . to take any action necessary to comply with or obtain and continue any exemptions from applicable law;

      . to transfer any assets in any Subaccount to another Subaccount or to one or more Separate Accounts, or the General Account, or to add, combine or remove Subaccounts in the Separate Account;

      . to delete the shares of any of the portfolios of a Fund or any other open-end diversified investment company and to substitute, for the Fund shares held in any Subaccount, the shares of another Portfolio of a Fund or the shares of another investment company or any other investment permitted by law; and

      . to change the way we assess charges, but not to increase the aggregate amount above that currently charged to the Separate Account and the Funds in connection with the Contract.

   When required by law, we will obtain your approval of such changes and the approval of any regulatory authority.

Performance Information

   The Separate Account may advertise several types of performance information for the Subaccounts. All Subaccounts may advertise standardized "average annual total return" and nonstandardized "total return." The Scudder High Yield Subaccount, Scudder Investment Grade Bond Subaccount and Scudder Government Securities Subaccount may also advertise "yield". The Scudder Money Market Subaccount may advertise "yield" and "effective yield." Each of these figures is based upon historical earnings and is not necessarily representative of a Subaccount's future performance.

   Standardized average annual total return and nonstandardized total return calculations measure a Subaccount's net income plus the effect of any realized or unrealized appreciation or depreciation of the Subaccount's underlying investments. Standardized average annual total return will be quoted for periods of at least one year, five years and ten years, if applicable. Nonstandardized average annual total return may be quoted for periods of one year, three years, five years and ten years, if applicable. We will show standardized average annual total return for the life of the Subaccount, meaning the time the underlying Portfolio has been held in the Subaccount. We will show nonstandardized average annual total return for the life of the Portfolio, meaning the time the underlying Portfolio has been in existence. Standardized average annual total return will be current to the most recent calendar quarter. Nonstandardized total return will be current to the most recent calendar month. Standardized average annual total return figures are annualized and, therefore, represent the average annual percentage change in the value of a Subaccount investment over the applicable period. Nonstandardized total return may include annualized and nonannualized (cumulative) figures. Nonannualized figures represent the actual percentage change over the applicable period.

   Yield is a measure of the net dividend and interest income earned over a specific one month or 30-day period (seven-day period for the Scudder Money Market Subaccount) expressed as a percentage of the value of the Subaccount's Accumulation Units. Yield is an annualized figure, which means that it is assumed that the Subaccount generates the same level of net income over a one year period, compounded on a semi-annual basis. The effective yield for the Scudder Money Market Subaccount is calculated similarly, but includes the effect of assumed compounding calculated under rules prescribed by the SEC. The Scudder Money Market Subaccount's effective yield will be slightly higher than its yield due to this compounding effect.

   The Subaccounts' units are credited at Accumulation Unit value. The Subaccounts' performance figures and Accumulation Unit values fluctuate. The standardized performance figures reflect the deduction of all expenses and fees, including a prorated portion of the records maintenance charge. Redemptions within the first four years may be subject to a withdrawal charge that ranges from 7% the first year to 0% after four years. The calculation of yield, current yield and effective yield does not normally reflect the effect of applicable withdrawal charges. In addition, nonstandardized total return figures may not include the effect of all other recurring expenses and fees, including a prorated portion of the records maintenance charge. Nonstandardized total return figures may be higher than if these charges were deducted.

   The Subaccounts may be compared to relevant indices and performance data from independent sources, including, but not limited to, the Dow Jones Industrial Average, the Standard & Poor's 500 Stock Index, the Consumer Price Index, the CDA Certificate of Deposit Index, the Salomon Brothers High Grade Corporate Bond Index, the Lehman Brothers Government/Corporate Bond Index, the Merrill Lynch Government/Corporate Master Index, the Lehman Brothers Long Government/Corporate Bond Index, the Lehman Brothers Government/Corporate 1-3 Year Bond Index, the Standard & Poor's Midcap 400 Index, the NASDAQ Composite Index, the Russell 2000 Index and the Morgan Stanley Capital International Europe, Australia, Far East Index. Please note the differences and similarities between the investments which a Subaccount may purchase and the investments measured by the indexes. In particular, it should be noted that the comparative information with regard to the indexes will not reflect the deduction of any Contract charges or fees. Similarly, the indexes are unmanaged and do not reflect the fees and expenses of management and acquisition costs. In addition, certificates of deposit may offer fixed or variable yields and principal is guaranteed and may be insured. The value of the Subaccounts will fluctuate and is not insured.

   From time to time, the Separate Account may quote information from publications such as Morningstar, Inc., The Wall Street Journal, Money Magazine, Forbes, Barron's, Fortune, The Chicago Tribune, USA Today, Institutional Investor, National Underwriter, Selling Life Insurance, Broker World, Registered Representative, Investment Advisor and VARDS.

   Additional information concerning a Subaccount's performance and independent sources is provided in the Statement of Additional Information.

                       THE MVA AND FIXED ACCOUNT OPTIONS

The MVA Option


   You may allocate amounts in the Market Value Adjustment ("MVA") Option to one or more Guarantee Periods with durations of one to ten years during the Accumulation Period, unless otherwise restricted by state law. The MVA Option may not be available in all states. We calculate the interest credited to the Guarantee Period Value by compounding daily at daily interest rates which would produce at the end of 12 months a result identical to the one produced by applying an annual interest rate. At our discretion, we may offer additional Guarantee Periods or limit the number of Guarantee Periods available to three. At the end of a Guarantee Period, a new Guarantee Period for the same duration starts, unless you timely elect another Guarantee Period. Moreover, interest rates in the Guarantee Periods may vary based on the riders you select.

   The amounts allocated to the MVA Option under the Contracts are invested under the laws regulating our General Account. Assets supporting the amounts allocated to Guarantee Periods are held in a "non-unitized" separate account. However, our General Account assets are available to fund benefits under the Contracts. A non-unitized separate account is a separate account in which you do not participate in the performance of the assets through unit values. The assets of the non-unitized separate account are held as reserves for our guaranteed obligations under the Contracts and other contracts we may issue. The assets of the non-unitized separate account are not chargeable with liabilities arising out of the business conducted by any other separate account or out of any other business we may conduct.

   State insurance laws concerning the nature and quality of investments regulate our General Account investments and any non-unitized separate account investments. These laws generally permit investment in federal, state and municipal obligations, preferred and common stocks, corporate bonds, real estate mortgages, real estate and certain other investments. Deutsche Investment Management Americas Inc. ("DeIM") manages our General Account.

   We consider the return available on the instruments in which Contract proceeds are invested when establishing Guaranteed Interest Rates. This return is only one of many factors considered in establishing Guaranteed Interest Rates. (See "The Accumulation Period--4. Establishment of Guaranteed Interest Rates.")

   Our invested assets portfolio as of December 31, 2001, included approximately 83.5 percent in cash, short-term investments and investment grade fixed maturities, 3.3 percent in below investment grade (high risk) bonds, 4.6 percent in mortgage loans and other real estate-related investments and 8.6 percent in all other investments.

   We are not obligated to invest the amounts allocated to the MVA Option according to any particular strategy, except as state insurance laws may require. For more information concerning our General Account assets, consult our Annual Report For the Fiscal Year ended December 31, 2001. (See "Annual Reports and Other Documents.")

Fixed Account Option


   Amounts allocated or transferred to the Fixed Account are part of our General Account, supporting insurance and annuity obligations. The availability of the Fixed Account option may be restricted in some states. The offering of interests under the Contract relating to the Fixed Account is not registered under the 1933 Act, and the Fixed Account is not registered as an investment company under the 1940 Act. Accordingly, neither the Fixed Account nor any interests therein generally are subject to the provisions of the 1933 or 1940 Acts. We have been advised that the staff of the SEC has not reviewed the disclosures in this Prospectus relating to the Fixed Account. Disclosures regarding the Fixed Account, however, may be subject to the general provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.


   Under the Fixed Account Option, we pay a fixed interest rate for stated periods. This Prospectus describes only the aspects of the Contract involving the Separate Account, unless we refer to fixed accumulation and annuity elements.

   We guarantee that payments allocated to the Fixed Account earn a minimum fixed annual effective interest rate of 3%. At our discretion, we may credit interest in excess of 3%. Any excess interest will apply for each full twelve calendar month period. We reserve the right to change the rate of excess interest credited. We also reserve the right to declare different rates of excess interest depending on when amounts are allocated or transferred to the Fixed Account. As a result, amounts at any designated time may be credited with a different rate of excess interest than the rate previously credited to such amounts and to amounts allocated or transferred at any other designated time. Moreover, interest rates in the Fixed Account may vary based on the riders you select.

   The initial interest rate for a Purchase Payment is guaranteed through the end of the month in which it was received and for twelve calendar months thereafter. Succeeding interest rates are guaranteed twelve calendar months at a time.

                                 THE CONTRACTS

A. GENERAL INFORMATION.

   The Contract, whether issued on an individual or group basis, along with any enrollment application attached to the Contract and any endorsements constitute the entire contract. We may not contest the Contract after two years from the Date of Issue.

   The Contract must be issued to an Owner before his or her 86th birthday. The Owner may not elect Zurich Safeguard/SM/ if the Issue Date is on or after his or her 81st birthday or Zurich Safeguard/SM/ Plus if the Issue Date is on or after his or her 76th birthday.

   The Contract does not pay dividends and will not share in our surplus or earnings.

   The minimum initial Purchase Payment is $10,000 for Non-Qualified Plan Contracts and $2,000 for Qualified Plan Contracts. The minimum subsequent payment is $500 under a Non-Qualified Plan Contract. However, the minimum subsequent payment is $100 if you authorize us to automatically draw on your bank account and provide us with a voided check. Thereafter, we will draw Purchase Payments from your bank account on a monthly, quarterly, semi-annual or annual basis and apply them according to your initial allocation instructions unless you otherwise instruct us. The minimum subsequent payment is $50 under a Qualified Plan Contract. Our prior approval is required for cumulative Purchase Payments over $1,000,000. We will aggregate multiple Contracts you own for purposes of the $1,000,000 limitation. Purchase Payments will be allocated to a Subaccount, Fixed Account or Guarantee Period immediately according to your instructions regardless of the free look period. We reserve the right to change allocations during the free look period. We also reserve the right to waive or modify the above limits and to not accept any Purchase Payment.

   You may examine your Contract and return it to us for a refund during the free look period. The length of the free look period depends upon the state in which the Contract is issued. The amount of the refund also depends on the state in which the Contract is issued. Generally, the amount of the refund will be one of the following:

      . the Separate Account Contract Value plus Market Adjusted Value on the date we receive the returned Contract plus Purchase Payments allocated to the Fixed Account, without any deduction for withdrawal charges or records maintenance charges; or

      .  the return of Purchase Payments.

   In addition, a special free look period applies in some circumstances to Contracts issued as IRAs, Roth IRAs or Simplified Employee Pensions.

   Before the Annuity Date and prior to the death of an Owner, you have the exclusive right to exercise every option and right conferred by this Contract. Joint Owners are only permitted in Non-Qualified Plan Contracts.

   You may write to us prior to the distribution of a death benefit or the first annuity payment date to request a change of the Annuity Date. The new Annuity Date must not be earlier than two years from the Date of Issue or beyond the maximum Annuity Date stated in your Contract Schedule. (See "The Annuity Period.")

   Before the Annuity Date or the death of an Owner, you have the right to cancel or amend your Contract if we agree. Only our president, secretary and assistant secretaries have the power to approve a change or waive any provisions of the Contract. Any such modifications must be in writing. No agent or person other than the officers named has the authority to change or waive the provisions of the Contract. You may exercise every option and right conferred by the Contract including the right of assignment. The Joint Owners must agree to any change if more than one Owner is named.

   The Owner may designate a Joint Annuitant who will become the Annuitant if the Annuitant dies before the Annuity Date. Joint Annuitants are only permitted in Non-Qualified Plan Contracts. If the Joint Annuitant is not alive at the date of the Annuitant's death or if the Joint Annuitant dies within ten days of the Annuitant's death, the Joint Annuitant provision will not apply. If the Annuitant dies and the Joint Annuitant is not named or alive, the youngest Owner becomes the Annuitant.

   No assignment under the Contract is binding unless we receive it in writing. We assume no responsibility for the validity or sufficiency of any assignment. Once filed, the rights of the Owner, Annuitant and Beneficiary are subject to the assignment. Any claim is subject to proof of interest of the assignee. An assignment may subject you to immediate tax liability, possibly including a 10% tax penalty. (See "Tax Treatment of Withdrawals, Loans and Assignments.")

   The provisions of an applicable Qualified Plan may prohibit a change of Beneficiary. Generally, an interest in a Qualified Plan Contract may not be assigned. Further, if this Contract is issued as a Qualified Plan Contract, additional provisions may apply. The rider or amendment to the Contract used to qualify it under the applicable section of the Internal Revenue Code will indicate the extent of change in its provisions.

B. THE ACCUMULATION PERIOD.

1. Allocation of Purchase Payments.

   All Purchase Payments must be paid to us at our home office or an alternative location we may select. We will notify you and any other interested parties in writing of any alternative location. Purchase Payments received by an agent will begin experiencing investment performance and earning interest only after we receive them.

   You allocate your Purchase Payments to the Subaccounts, Guarantee Periods, or Fixed Account. The minimum initial allocation to a Subaccount, the Fixed Account or a Guarantee Period is $500. The minimum subsequent allocation to a Subaccount or the Fixed Account is $50. The minimum subsequent allocation to a Guarantee Period is $500. The number of Accumulation Units credited to your Contract when you allocate a Purchase Payment to a Subaccount usually will be based on the Accumulation Unit value next computed after we receive your Purchase Payment. With respect to the initial Purchase Payment, the amount is credited only after we determine to issue the Contract, but in no event later than the second day after we receive the Purchase Payment and the application in good order. Purchase Payments that you allocate to a Guarantee Period or to the Fixed Account begin earning interest after we receive them (except that initial Purchase Payments will be credited interest only after we determine to issue the Contract, but no later than the second day after we receive your initial Purchase Payment and the application in good order).

   If we are not provided with information sufficient to establish a Contract or to properly credit the initial Purchase Payment, we will promptly request the necessary information. If the requested information is not furnished within five business days after we receive the initial Purchase Payment, or if we determine that we cannot issue the Contract within the five-day period, we will return the initial Purchase Payment to you, unless you consent to our retaining the Purchase Payment until the application is completed.

   Our "Protect Your Future Program" allows you to choose a Guarantee Period and one or more Subaccounts. The percentage allocated to a Guarantee Period will depend on the current interest rate and length of the Guarantee Period chosen. At the end of the Guarantee Period, the Purchase Payment amount in that account will have grown to the full value of the initial Purchase Payment. The balance will be invested in one or more Subaccounts. Due to interest rate changes, the amount of the Purchase Payment allocated to a Guarantee Period will not be known until the Contract is actually issued.

   We will issue a Contract without a signed application if:

      . a dealer provides us with application information, electronically or in writing,

      .  we receive the initial Purchase Payment, and

      . you confirm in writing, after the Contract is delivered, that all information provided and in the Contract is correct. Until we receive the written confirmation, your ability to request financial transactions under the Contract will be restricted.

2. Accumulation Unit Value.

   Each Subaccount has an Accumulation Unit value for each combination of asset-based charges. When Purchase Payments or other amounts are allocated to a Subaccount, a number of units are credited based on the Subaccount's Accumulation Unit value at the end of the Valuation Period during which the allocation is made. When amounts are transferred out of or deducted from a Subaccount, units are cancelled in a similar manner. The Subaccount Value of any Subaccount on any Valuation Date is the number of Accumulation Units held in the Subaccount times the applicable Accumulation Unit value on that Valuation Date.

   The Accumulation Unit value for each Valuation Period is the relevant investment experience factor for that period multiplied by the Accumulation Unit value for the period immediately preceding. The Accumulation Unit values for each Valuation Period are applied to each day in the Valuation Period. The number of Accumulation Units will not change as a result of investment experience.

   Each Subaccount has its own investment experience factor for each combination of charges. The investment experience factor of a Subaccount for a combination of charges for a Valuation Period is determined by dividing a. by
b. and subtracting c. from the result, where:

      a. is the net result of:

         . the net asset value per share of the Portfolio held in the Subaccount determined at the end of the current Valuation Period; plus

         . the per share amount of any dividend or capital gain distributions made by the Portfolio held in the Subaccount, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

         . a credit or charge for any taxes reserved for the current Valuation Period which we determine have resulted from the investment operations of the Subaccount;

      b. is the net asset value per share of the Portfolio held in the Subaccount determined at the end of the preceding Valuation Period; and

      c. is the factor representing the sum of the applicable Separate Account charges, stated in the Contract Schedule, for the number of days in the Valuation Period.

3. Guarantee Periods.

   You may allocate Purchase Payments to one or more Guarantee Periods with durations of one to ten years. We may limit the number of Guarantee Periods to three. The number of Guarantee Periods available may also vary by state. Each Guarantee Period has a Guaranteed Interest Rate which will not change during the Guarantee Period.

   On any Valuation Date, the Guarantee Period Value includes the following:

      . your Purchase Payments or transfers allocated to the Guarantee Period Value at the beginning of the Guarantee Period; plus

      .  interest credited; minus

      .  withdrawals, previously assessed withdrawal charges and transfers;
         minus

      . any applicable portion of the records maintenance charge and charges for other benefits; adjusted for

      .  any applicable Market Value Adjustment previously made.

   On any Valuation Date, the Accumulated Guarantee Period Value is the sum of the Guarantee Period Values.

   We calculate the interest credited to the Guarantee Period Value by compounding daily at daily interest rates which would produce at the end of 12 months a result identical to the one produced by applying an annual interest rate. The interest rate may be reduced for the cost of any riders you have elected.

   An example illustrating how we credit a Guaranteed Interest Rate is provided in Appendix A to this Prospectus.

   At the end of any Guarantee Period, we send written notice of the beginning of a new Guarantee Period. A new Guarantee Period for the same duration starts unless you elect another Guarantee Period or investment option within 30 days after the end of the prior Guarantee Period. You may choose a different Guarantee Period by preauthorized telephone instructions or by giving us written notice. You should not select a new Guarantee Period extending beyond the Annuity Date. The Guarantee Period amount available for annuitization is subject to Market Value Adjustments and may be subject to withdrawal charges. (See "Market Value Adjustment" and "Withdrawal Charge" below.)

   The amount reinvested at the beginning of a new Guarantee Period is the Guarantee Period Value for the Guarantee Period just ended. The Guaranteed Interest Rate in effect when the new Guarantee Period begins applies for the duration of the new Guarantee Period.

   You may call us at 1-800-621-5001 or write to Kemper Investors Life Insurance Company, Customer Service, at 1600 McConnor Parkway, Schaumburg, Illinois 60196-6801 for the new Guaranteed Interest Rates.

4. Establishment of Guaranteed Interest Rates.

   Any Guarantee Period(s) you initially elect and the interest rate(s) initially credited are specified in your Contract Schedule. The interest rate credited to subsequent Purchase Payments or transfers will be declared at the time a Purchase Payment is received or transfer is made. At the end of a Guarantee Period, we will declare a Guaranteed Interest Rate applicable for the subsequent Guarantee Period. Once established, interest rates are guaranteed for their respective Guarantee Periods.

   Withdrawals of Accumulated Guarantee Period Value may be subject to withdrawal charges and records maintenance charges in addition to a Market Value Adjustment.

   We have no specific formula for establishing the Guaranteed Interest Rates. The determination may be influenced by, but not necessarily correspond to, the current interest rate environment. We may also consider, among other factors, the duration of a Guarantee Period, regulatory and tax requirements, sales commissions and administrative expenses we bear, and general economic trends.

   Interest rates may be adjusted for the cost of any riders you have elected.

   We make the final determination of the Guaranteed Interest Rates to be declared.

   We cannot predict or guarantee the level of future Guaranteed Interest Rates.

5. Contract Value.

   On any Valuation Date, Contract Value equals the total of:

      .  the number of Accumulation Units credited to each Subaccount, times

      .  the corresponding Accumulation Unit value for each Subaccount, plus

      .  your Accumulated Guarantee Period Value in the MVA Option, plus

      .  your Fixed Account Contract Value.

6. Change of Ownership, Beneficiary and Annuitant.

   You may change the Owner by written request at any time while the Owner is alive. You must furnish information sufficient to clearly identify the new Owner to us. The change is subject to any existing assignment of this Contract. When we record the effective date for the change, it will be the date the notice was signed except for action taken by us prior to receiving the request. Any change is subject to the payment of any proceeds. We may require you to return your Contract to us for endorsement of a change of ownership. A change of ownership may result in adverse tax consequences. (See "Federal Income Taxes--2. Taxation of Partial and Full Withdrawals.")

   A Beneficiary must be designated at the time of application. In the case of joint Owners, the surviving joint Owner is automatically the designated primary Beneficiary. You may change the Beneficiary if you send us notification in a manner acceptable to us. Changes are subject to the following conditions:

      . prior to the Annuity Date, the Beneficiary change form must be filed while the Owner is alive;

      . after the Annuity Date, the Beneficiary may be changed while the Owner and Annuitant are alive;

      .  this Contract must be in force at the time you file a change form;

      . a change must not be prohibited by the terms of an existing assignment, Beneficiary designation or other restriction;

      . after we receive the change form, it will take effect on the date the change form was signed, however action taken by us before the change form was received will remain in effect;

      . the request for change must provide information sufficient to clearly identify the new Beneficiary to us; and

      . in the case of joint Owners, the designation of a Beneficiary other than the surviving joint Owner will be deemed to be the designation of a contingent Beneficiary.

   We may require you to return this Contract to us for endorsement of a change of Beneficiary.

   The interest of a Beneficiary who dies before the distribution of the death benefit will pass to the other beneficiaries, if any, to share and share alike, unless otherwise provided in the Beneficiary designation. If no Beneficiary survives or is named, the distribution will be made to your estate when you die.

   The Annuitant is shown in the Contract Schedule. Prior to the Annuity Date, an Annuitant may be replaced or added unless the Owner is a non-natural person. There must be at least one Annuitant at all times. If the Annuitant dies, the youngest Owner will become the new Annuitant unless there is a surviving joint Annuitant or a new Annuitant is otherwise named. Upon the death of an Annuitant prior to the Annuity Date, a death benefit is not paid unless the Owner is a non-natural person. If joint Annuitants are designated, the survivor will become the Annuitant if one of the joint Annuitants dies before the Annuity Date, unless the Owner is a non-natural person. Joint Annuitants are only permitted in Non-Qualified Plan Contracts.

7. Transfers During the Accumulation Period.

   During the Accumulation Period, you may transfer Contract Value among the Subaccounts, the Guarantee Periods and the Fixed Account subject to the following conditions:

      . the minimum amount which may be transferred is $50 for each Subaccount or Fixed Account and $500 for each Guarantee Period or, if smaller, the remaining value in the Subaccount, Fixed Account or Guarantee Period.

      . no partial transfer will be made if the remaining Contract Value of the Fixed Account or any Subaccount will be less than $50 or any Guarantee Period will be less than $500, unless the transfer will eliminate your interest in the applicable account;

      . no transfer may be made within seven calendar days of the date on which the first annuity payment is due;

      . any transfer from a Guarantee Period is subject to a Market Value Adjustment unless the transfer is effected within 30 days after the end of the applicable Guarantee Period;

      . multiple transfers requested on one business day will be counted as one transfer; and

      . we reserve the right to restrict transfers for a period of 15 days after each transfer in excess of 12 in a Contract Year. Any transfer request received during such a period will not be processed unless resubmitted and received after the 15-day period.

   We may charge a $10 fee for each transfer in excess of 12 in a Contract Year. However, transfers made pursuant to the Dollar Cost Averaging or Automatic Asset Rebalancing programs do not count toward these 12 transfers for purposes of determining whether the fee will apply. Because a transfer before the end of a Guarantee Period is subject to a Market Value Adjustment, the amount transferred from the Guarantee Period may be more or less than the requested dollar amount.

   Except as provided below, we make transfers pursuant to your written or telephone request specifying in detail both the amount which is to be transferred and the names of the accounts which are affected. We will transfer from the Fixed Account or Guarantee Periods as of the Valuation Date following the date we receive your written or telephone transfer request. Telephone transfers require the proper authorization from us, and all telephone transfer request will be recorded for your protection. We reserve the right to terminate the telephone transfer privilege at any time.

   The following transfers must be requested through standard United States mail:

      .  transfers in excess of $250,000 per Contract, per day, and

      . transfers into and out of the Credit Suisse Trust-Emerging Markets, Janus Aspen Worldwide Growth and Scudder International Subaccounts in excess of $50,000 per Contract, per day.

   In the case of transfers between Subaccounts, the reduction and credit of Accumulation Units in each Subaccount is determined based on the Accumulation Unit value at the end of the Valuation Period in which we received your request.

   If a transfer is to be made from a Subaccount, we may suspend the right of transfer:

      . during any period when the New York Stock Exchange is closed other than customary weekend and holiday closings;

      . when trading in the markets normally utilized is restricted, or an emergency exists as determined by the SEC so that disposal of investments or determination of the Accumulation Unit value is not practical; or

      . for such other periods as the SEC by order may permit for the protection of Owners.

   We may defer the payment of a transfer from the Fixed Account or Guarantee Periods, for the period permitted by law. This can never be more than six months after we receive your written or telephone request. During the period of deferral, we will continue to credit interest, at the then current interest rate(s), to the Fixed Account Contract Value and/or each Guarantee Period Value.

   If you authorize a third party to transact transfers on your behalf, we will reallocate the Contract Value pursuant to the third party's instructions. However, we do not offer or participate in any asset allocation program or investment advisory service and we take no responsibility for any third party asset allocation program or investment advisory service. We may suspend or cancel acceptance of a third party's instructions at any time and may restrict the Subaccounts available for transfer under third party authorizations.

   This Contract is not designed for professional market timing organizations, or other organizations or individuals engaged in market timing strategies in response to short-term fluctuations in the market, involving frequent transfers, or transfers representing a substantial percentage of the assets of any Subaccount. You should not purchase the Contract if you intend to engage in such market timing strategies. Market timing strategies may be disruptive to the Subaccounts and may be detrimental to Owners. Further, these short-term strategies are particularly inappropriate for attaining long-term retirement goals or for the protection of heirs. Consequently, we reserve the right, at our sole discretion and without prior notice, to take action when we identify market timing strategies detrimental to Owners.

   We reserve the right at any time and without notice to any party, to terminate, suspend or modify these or any other transfer rights. If you submit a request for a transfer that is no longer permitted, we will notify you in writing that the transaction is not permissible. We disclaim all liability if we follow in good faith instructions given in accordance with our procedures, including requests for personal identifying information, that are designed to limit unauthorized use of the privilege. Therefore, you bear the risk of loss in the event of a fraudulent telephone or other transfer request.

8. Dollar Cost Averaging Program.

   Under our Dollar Cost Averaging ("DCA") program, a predesignated portion of any Subaccount or Fixed Account option is automatically transferred on a monthly, quarterly, semi-annual or annual basis for a specified duration to any other accounts, except for the Scudder Money Market Subaccount #2, based on your allocation of accounts.

   The theory of a DCA program is that by investing at regular and level increments over time, you will be able to purchase more Accumulation Units when the Accumulation Unit value is relatively low and less Accumulation units when the Accumulation Unit value is relatively high. DCA generally helps reduce the risk of purchasing Accumulation Units when market prices are high and selling when market prices are low. However, participation in the DCA program does not assure you of greater profit from your purchases under the program, nor will it prevent or necessarily reduce losses in a declining market. Moreover, while we refer to this program of periodic transfers generally as Dollar Cost Averaging, periodic transfers from a Subaccount other than a Subaccount which maintains a stable net asset value, are less likely to produce the desired effect of the DCA program and may have the effect of reducing the average price of the Subaccount shares being redeemed.

   The Owner may select any day of the month except for the 29th, 30th or 31st for the DCA transfers to occur. The DCA program is available only during the Accumulation Period. You may enroll any time by completing our Dollar Cost Averaging form. We must receive the enrollment form at least five business days before the first transfer date.

   We will waive the mortality and expense risk charge on the Scudder Money Market Subaccount #2 if you allocate all or a portion of the initial Purchase Payment to that account with the purpose of Dollar Cost Averaging the total allocation into other accounts within one year. If you terminate Dollar Cost Averaging or do not deplete all Subaccount Value in Scudder Money Market Subaccount #2 within one year, we automatically transfer any remaining value in the Scudder Money Market Subaccount #2 to Scudder Money Market Subaccount #1. The Scudder Money Market Subaccount #2 may only be used in a DCA program where DCA transfers are made monthly.

   The minimum transfer amount is $100 per Subaccount or Fixed Account. The total Contract Value in an account at the time Dollar Cost Averaging is elected must be at least equal to the amount designated to be transferred on each transfer date times the duration selected.

   Dollar Cost Averaging ends if:

      .  the number of designated monthly transfers has been completed,

      . Contract Value in the transferring account is insufficient to complete the next transfer; the remaining amount will be transferred,

      . we receive your written termination at least five business days before the next transfer date, or

      .  the Contract is surrendered or annuitized.

   If the Fixed Account balance is at least $10,000, you may elect automatic monthly or calendar quarter transfers of interest accrued in the Fixed Account to one or more of the Subaccounts or Guarantee Periods. You may enroll in this program any time by completing our Dollar Cost Averaging form. Transfers are made within five business days of the end of the calendar quarter. We must receive the enrollment form at least ten days before the end of the calendar quarter.

9. Automatic Asset Rebalancing Program.

   Under our Automatic Asset Rebalancing program, transfers among the accounts, except for Guarantee Periods, the Fixed Account or the Scudder Money Market Subaccount #2, will automatically be made periodically on a monthly, quarterly, semi-annual or annual basis to achieve the Owner's pre-defined asset allocations. Transfers under this program are not subject to the $50 transfer minimum and will not be counted against the 12 transfers permitted in a Contract Year. An election to participate in this plan must be in writing on our form and returned to us.

   You may not simultaneously elect both the Dollar Cost Averaging and Automatic Asset Rebalancing programs.

10. Withdrawals During the Accumulation Period.

   During the Accumulation Period, you may make an unlimited number of partial withdrawals or a total withdrawal (also known as a "surrender") from the Contract. Upon surrender, we will pay the Contract Value reduced by any withdrawal charge, Debt, applicable premium taxes, records maintenance charge and applicable withholding tax, adjusted by any applicable Market Value Adjustment. A partial withdrawal may not exceed the amount available upon surrender. The Market Value Adjustment formula will be applied to the applicable portion of the total value withdrawn unless a withdrawal is effected within 30 days after the end of the applicable Guarantee Period(s). You must return the Contract to us if you elect a total withdrawal. Withdrawals may have tax consequences. (See "Federal Income Taxes.")

   Each Contract Year, you may withdraw remaining Purchase Payments no longer subject to a withdrawal charge, plus 10% of remaining Purchase Payments subject to a withdrawal charge, without incurring a withdrawal charge ("partial free withdrawal").

   The 10% of remaining Purchase Payments is per Contract Year and is not cumulative for future Contract Years.

   Partial withdrawals are subject to the following conditions:

      . partial withdrawals must be at least $500 or, if smaller, the remaining value in the Fixed Account or a Guarantee Period or Subaccount;

      . no partial withdrawal will be made if the remaining Contract Value of the Fixed Account or any Subaccount will be less than $50 or any Guarantee Period will be less than $500 unless the withdrawal will eliminate your interest in the applicable account;

      . if an account is not specified for the partial withdrawal, it will be deducted on a pro rata basis from the investment options in which the Owner has an interest; and

      . if a partial withdrawal would reduce Contract Value to less than $5,000, the partial withdrawal will be processed as a total withdrawal (surrender of the Contract).

   We make withdrawals pursuant to your written or telephone request specifying in detail both the amount which is to be withdrawn and the names of the accounts which are affected. Telephone transfers are subject to restrictions and require the proper authorization from us. We will make withdrawals from the Fixed Account or Guarantee Periods as of the Valuation Date following the date we receive your written or telephone withdrawal request.

   In the case of withdrawals from a Subaccount, we will redeem the necessary number of Accumulation Units to achieve the requested dollar amount and then reduce the number of Accumulation Units credited in each Subaccount by the number of Accumulation Units redeemed. The reduction in the number of Accumulation Units is determined based on the Accumulation Unit value at the end of the Valuation Period in which we received your request. We will pay the amount within seven calendar days after we receive the request, except as provided below.

   If the withdrawal is to be made from a Subaccount, we may suspend the right of withdrawal, or delay payment beyond seven calendar days;

      . during any period when the New York Stock Exchange is closed other than customary weekend and holiday closings;

      . when trading in the markets normally utilized is restricted, or an emergency exists as determined by the SEC so that disposal of investments or determination of the Accumulation Unit value is not practical; or

      . for such other periods as the SEC by order may permit for the protection of Owners.

   We may defer the payment of a withdrawal from the Fixed Account or Guarantee Periods, for the period permitted by law. This can never be more than six months after we receive your written or telephone request. During the period of deferral, we will continue to credit interest, at the then current interest rate(s), to the Fixed Account Contract Value and/or each Guarantee Period Value.

   A participant in the Texas Optional Retirement System (''ORP'') must obtain a certificate of termination from the participant's employer before the Contract can be redeemed. The Attorney General of Texas has ruled that participants in the ORP may redeem their interest in a Contract issued pursuant to the ORP only upon termination of employment in Texas public institutions of higher education, or upon retirement, death or total disability. In those states adopting similar requirements for optional retirement programs, we will follow similar procedures.

   Withdrawals will reduce the Optional Enhanced Death Benefit ("OEDB") in the proportion that the withdrawal, plus withdrawal charges, bears to the Contract Value. For example, if the OEDB is $100,000 and the Contract Value is $80,000, and a withdrawal, including withdrawal charges, of $20,000 is taken, the OEDB is then reduced to $75,000 as shown below.

      .  $20,000/$80,000 = 25% ratio of withdrawal to Contract Value;

      .  $100,000 x 25% = $25,000 of OEDB reduction;

      .  $100,000 OEDB - $25,000 = $75,000 remaining OEDB.

11. Systematic Withdrawal Plan.

   We offer a Systematic Withdrawal Plan ("SWP") allowing you to pre-authorize periodic withdrawals during the Accumulation Period. You instruct us to withdraw a selected amount, or amounts based on your life expectancy, from the Fixed Account, or from any of the Subaccounts or Guarantee Periods on a monthly, quarterly, semi-annual or annual basis. You may select the day of the month on which the withdrawals will occur, other than the 29th, 30th, or 31st of the month. The SWP is available when you request a minimum $100 periodic payment. A Market Value Adjustment applies to any withdrawals under the SWP from a Guarantee Period, unless effected within 30 days after that Guarantee Period ends. If the amounts distributed under the SWP from the Fixed Account and the Subaccounts or Guarantee Periods exceed the partial free withdrawal amount, the withdrawal charge is applied on any amounts exceeding the partial free withdrawal amount. Withdrawals taken under the SWP may be subject to the 10% tax penalty on early withdrawals and to income taxes and withholding. If you are interested in SWP, you may obtain an application and information concerning this program and its restrictions from us or your agent. We give 30 days notice if we amend the SWP, and you may terminate the SWP at any time.

12. Contract Loans.

   The Owner of a Contract issued as a tax sheltered annuity under Section 403(b) of the Internal Revenue Code of 1986 ("Code") or with a qualified plan under Code Section 401, may request a loan (if permitted by the qualified plan) any time during the accumulation period. The requirements and limitations governing the availability of loans, including the maximum amount that a participant may take as a loan, are subject to the rules in the Code, IRS regulations, and Company procedures in effect at the time a loan is made. In the case of loans made under Contracts which are subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), additional requirements and limitations will apply such as those under the terms of the plan, Department of Labor regulations and ERISA. Because the rules governing loans under section 403(b) contracts and ERISA Qualified Plans are complicated, you should consult your tax advisor before exercising the loan privilege. Failure to meet the requirements for loans may result in adverse income tax consequences to you. The loan agreement you sign will describe the restrictions and limitations applicable to the loan at the time you apply. For loans subject to ERISA, you also may wish to consult your plan administrator.

   Federal tax law requires loans to be repaid in a certain manner and over a certain period of time. For example, loans generally are required to be repaid within 5 years (except in cases where the loan was used to acquire the principal residence of the plan participant), with repayments made at least quarterly and in substantially level amortized payments over the term of the loan. Interest will be charged on your loan amount. Failure to make a loan repayment when due will result in adverse income tax consequences to you.

   If there is an outstanding loan balance when the Contract is surrendered or annuitized, or when a death benefit is paid, the amount payable will be reduced by the amount of the loan outstanding plus accrued interest. In addition, loans, whether or not repaid, will have a permanent effect on the Contract Value because the investment results of the investment accounts will apply only to the unborrowed portion of the Contract Value. The longer a loan is unpaid, the greater the effect is likely to be. The effect could be favorable or unfavorable. If investment results are greater than the rate being credited on amounts held in your loan account while your loan is unpaid, your Contract Value will not increase as rapidly as it would have if no loan were unpaid. If investment results are below that rate, your Contract Value will be greater than it would have been had no loan been outstanding.

13. Market Value Adjustment.

   The Market Value Adjustment formula stated below is applicable for both an upward or downward adjustment to a Guarantee Period Value when, prior to the end of a Guarantee Period, that value is:

      .  taken as a total or partial withdrawal;

      .  applied to purchase an Annuity Option; or

      . transferred to another Guarantee Period, the Fixed Account or a Subaccount.

   However, a Market Value Adjustment will not be applied to any Guarantee Period Value transaction effected within 30 days after the end of the applicable Guarantee Period or during the free look period. The Market Value Adjustment applies before the deduction of any withdrawal charges.

   The Market Value Adjustment reflects the relationship between:

      . the currently established interest rate reduced by the cost of any optional rider elected by the Owner ("Current Interest Rate") for a Guarantee Period equal to the remaining length of the Guarantee Period, rounded to the next lower number of complete years, and

      .  the Guaranteed Interest Rate applicable to the amount being withdrawn.

   Generally, if the Guaranteed Interest Rate is the same or lower than the applicable Current Interest Rate, the Market Value Adjustment reduces Market Adjusted Value and results in a lower payment. Thus, if interest rates increase, the withdrawal could be less than the original Purchase Payment or the original amount allocated to a Guarantee Period. Conversely, if the Guaranteed Interest Rate is higher than the applicable Current Interest Rate, the Market Value Adjustment increases Market Adjusted Value and results in a higher payment.

   The Market Value Adjustment (MVA) uses this formula:

      MVA = Guarantee Period Value x {[(1+I)/(1+J)]/ t/365 / - 1}

      Where:

          I is the Guaranteed Interest Rate being credited to the Guarantee Period Value (GPV) subject to the Market Value Adjustment;

          J is the current interest rate declared by us as of the effective date of the application of the Market Value Adjustment for current allocations to a Guarantee Period the length of which is equal to the balance of the Guarantee Period for the Guarantee Period Value subject to the Market Value Adjustment, rounded to the next lower number of complete years, reduced by the cost of any optional rider elected by the Owner; and

          t is the number of days remaining in the Guarantee Period.

   An illustration showing an upward and a downward adjustment is provided in Appendix B to this Prospectus.

14. Death Benefits.

Standard Death Benefit

   If you have not elected an Optional Enhanced Death Benefit rider and you die during the Accumulation Period, we will pay to the Beneficiary the greater of the following, less Debt:

      .  the Contract Value plus any positive Market Value Adjustment, and

      . the total amount of Purchase Payments less previous Purchase Payments withdrawn and withdrawal charges as of the date of death.

Optional Enhanced Death Benefit Riders

   There are two Optional Enhanced Death Benefit ("OEDB") riders available under the Contract, Zurich Safeguard/SM/ and Zurich Safeguard/SM/ Plus. We may discontinue the offering of the OEDB riders at any time. The OEDB riders may not be available in all states.

   The investment options under the Contract are categorized as "Class 1 Accumulation Options" or "Class 2 Accumulation Options" solely for purposes of calculating the benefits and charges attributable to the OEDB. The Class 1 Accumulation Options are the Fixed Account, the Guarantee Periods and the Money Market Subaccounts. All other options are Class 2 Accumulation Options.

   You may elect an OEDB rider only on the initial Contract application. You cannot elect an OEDB rider after the date we issue the Contract.

   If you elect an OEDB rider, the death benefit will be based on the option you selected.

Zurich Safeguard/SM/

   Zurich Safeguard/SM/ may be elected only if the oldest Owner is age 80 or younger at the time of issue. The current charge for Zurich Safeguard/SM/ is 0.20% of applicable Contract Value (See "Contract Charges and Expenses").

   If you elect Zurich Safeguard/SM/, the death benefit will be equal to the greatest of the following, less Debt:

       (1)Contract Value plus any positive Market Value Adjustment;

       (2)the total amount of Purchase Payments less previous Purchase Payments withdrawn and withdrawal charges as of the date of death; and

       (3)the Step-Up death benefit, described below.

Zurich Safeguard/SM/ Plus

   Zurich Safeguard/SM/ Plus may be elected only if the oldest Owner is age 75 or younger at the time of issue. The current charge for Zurich Safeguard/SM/ Plus is 0.35% of applicable Contract Value (See "Contract Charges and Expenses").

   If you elect Zurich Safeguard/SM/ Plus, the death benefit will be equal to the greatest of the following, less Debt:

       (1)Contract Value plus any positive Market Value Adjustment;


       (2)the total amount of Purchase Payments, less previous Purchase Payments withdrawn and withdrawal charges as of the date of death;


       (3)the Step-Up death benefit, described below; and

       (4)the Roll-Up death benefit, described below.

   The Step-Up death benefit for the Contract is equal to the greatest of:

      . the Contract Value on each Contract Anniversary preceding the earlier of the 81st birthday of the oldest Owner or date of death,

      .  increased by Purchase Payments made since such Contract Anniversary,

      . decreased by any adjustments for withdrawals and withdrawal charges since such Contract Anniversary, and

      . adjusted for allocations to Class 1 Accumulation Options since such Contract Anniversary, described below.

   The Roll-Up death benefit is equal to:

      .  the total amount of Purchase Payments,

      . accumulated at 5.00% per year (not to exceed two times the value of Purchase Payments that have not been previously withdrawn), to the earlier of the 80th birthday of the oldest Owner or the date of death,

      .  minus any adjustment for withdrawals and withdrawal charges,

      . increased by Purchase Payments made from the 80th birthday of the oldest Owner to the date of death,

      . decreased by any adjustment for withdrawals and withdrawal charges from the 80th birthday of the oldest Owner to the date of death; and

      . adjusted for allocations to Class 1 Accumulation Options, described below.

Adjustments for Withdrawals and Withdrawal Charges

   Withdrawals and withdrawal charges will reduce the Step-Up and Roll-Up death benefits on a pro rata basis. (See "Withdrawals During the Accumulation Period.") The adjustment for a withdrawal is equal to the value of the death benefit immediately prior to the withdrawal multiplied by (a) divided by (b) where:

       (a)is the withdrawal plus any withdrawal charges, and

       (b)is the Contract Value, prior to the withdrawal.

Adjustments for Allocations to Class 1 Accumulation Options

   Certain investment options under the Contract are designated "Class 1 Accumulation Options". Currently, the Class 1 Accumulation Options are the Fixed Account, the Guarantee Periods and the Money Market Subaccounts. We may add or delete Class 1 Accumulation Options. All other investment options are "Class 2 Accumulation Options".

   If you have allocated any portion of your Cash Value to a Class 1 Accumulation Option at any time, it will affect the amount of your death benefit as follows:

       (1)For purposes of calculating the Step-Up death benefit, amounts allocated to Class 1 Accumulation Options are not taken into account when the Contract Value for each Anniversary Date is determined.

       (2)For purposes of calculating the Roll-Up death benefit, Purchase Payments allocated to the Class 1 Accumulation Options are not accumulated at 5.00% interest. In general, the Roll-Up death benefit will be less if you allocate amounts to Class 1 Accumulation Options earning less than 5%, than it will be if you allocate to Class 2 Accumulation Options.

       (3)For both the Step-Up and Roll-Up death benefits, the greater of the Contract Value attributable to Class 1 Accumulation Options, adjusted for prior transfers and withdrawals and withdrawal charges, and the amount of Purchase Payments allocated to Class 1 Accumulation Options, adjusted for prior transfers and withdrawals and withdrawal charges, will be added to the respective death benefit after it is otherwise determined.

       (4)If transfers are made between Class 1 and Class 2 Accumulation Options, a proportional adjustment will be made to the death benefits attributable to each class to reflect the period of time that allocations were held in the respective classes.

   The above information regarding the OEDB is a summary of the provisions contained in the rider to your Contract that will be issued if you elect an OEDB. You should consult the rider for additional details. The provisions of the rider are controlling.

   If the Owner is a non-natural person, the OEDB will be based on the age of the oldest Annuitant.

   The applicable death benefit will be paid to the designated Beneficiary upon the death of the Owner during the Accumulation Period. Upon the death of a joint Owner during the Accumulation Period, a death benefit will be paid to the surviving joint Owner.

   If the Owner is not a natural person, we will pay the death benefit upon the death of an Annuitant. We will pay the death benefit to the Beneficiary after we receive due proof of death. We will then have no further obligation under this Contract.

   We compute the applicable death benefit at the end of the Valuation Period following our receipt of due proof of death, the return of the Contract and such other information we may require to process the death benefit. The proof may be a certified death certificate or any other written proof satisfactory to us.

   The death benefit may be paid in a lump sum. This sum may be deferred for up to five years from the date of death. Instead of a lump sum payment, the Beneficiary may elect to have the death benefit distributed as stated in Annuity Option 1 for a period not to exceed the Beneficiary's life expectancy; or Annuity Option 2 or 3 based upon the life expectancy of the Beneficiary as prescribed by federal tax regulations. The Beneficiary must make this choice within 60 days of the time we receive due proof of death, and distribution must commence within one year of the date of death.

   If the Beneficiary is not a natural person, the Beneficiary must elect that the entire death benefit be distributed within five years of your death. Distribution of the death benefit must start within one year after your death. It may start later if prescribed by federal regulations.

   If this Contract was issued as a Non-Qualified Plan Contract, an IRA or Roth IRA and your spouse is the only primary Beneficiary when you die, your surviving spouse may elect to be the successor Owner of this Contract by completing the spousal continuation section of the claim form submitted with due proof of your death. Your surviving spouse will become the Annuitant if no Annuitant is living at the time of your death. If your surviving spouse elects to become the successor Owner of this Contract on your death, thereby waiving claim to the death benefit otherwise payable, a death benefit will not be paid on your death. The Contract Value will be adjusted to equal the death benefit amount otherwise payable, subject to the following:

      . The Contract Value will be adjusted to equal the amount of the death benefit. The difference, if any, between the death benefit and the Contract Value one day prior to the date of continuance will be credited to the Scudder Money Market Subaccount #1. The successor Owner may subsequently transfer this amount from the Scudder Money Market Subaccount #1 to other investment options under the Contract.


      . Upon the death of your surviving spouse before the Annuity Date, the amount of the death benefit payable will be determined as if: (1) this Contract was issued on the date of continuance; and (2) the Contract Value on the date of continuance resulted from receipt of an initial Purchase Payment in that amount.


      . Withdrawal charges, if any, will be limited to withdrawals of Purchase Payments made after the date of continuance.

      .  Any OEDB rider in effect will terminate as of the date of your death.

      . Your surviving spouse may elect any OEDB rider then offered by us. All such riders will be subject to the terms and conditions then in effect at the time of continuance, and all charges and benefits will be calculated as if the coverage was issued to the surviving spouse on the date of continuance and the Contract Value on the date of continuance resulted from receipt of an initial Purchase Payment in that amount.

      . Any subsequent spouse of the surviving spouse Beneficiary will not be entitled to continue this Contract upon the death of the surviving spouse Beneficiary.

                         CONTRACT CHARGES AND EXPENSES

   We deduct the following charges and expenses:

      .  mortality and expense risk charge,

      .  administrative charge,

      .  records maintenance charge,

      .  withdrawal charge,

      .  Optional Enhanced Death Benefit charge, if elected, and

      .  Commutation charge, if applicable.

   Subject to certain expense limitations, you indirectly bear investment management fees and other Portfolio expenses. For Purchase Payments allocated to the Fixed Account or any Guarantee Periods, the applicable credited rates will be reduced to reflect any applicable asset-based charges.

   We reserve the right to charge a fee of $10 for each transfer of Contract Value in excess of twelve transfers per Contract Year.

1. Mortality and Expense Risk Charge.

   We assess each Subaccount a daily asset charge for mortality and expense risks at a rate of 1.55% per year. Variable Annuity payments reflect the investment experience of each Subaccount but are not affected by changes in actual mortality experience or by actual expenses we incur.

   The mortality risk we assume arises from two contractual obligations. First, if you die before the Annuity Date, we may, in some cases, pay more than Contract Value. (See "Death Benefits" above.) Second, when Annuity Options involving life contingencies are selected, we assume the risk that Annuitants will live beyond actuarial life expectancies.

   We also assume an expense risk. Actual expenses of administering the Contracts may exceed the amounts we recover from the records maintenance charge or the administrative cost portion of the daily asset charge.

2. Administrative Charge.


   We assess each Subaccount a daily asset charge for administrative costs at a rate of 0.15% per year. This charge reimburses us for expenses incurred for administering the Contracts. These expenses include processing Owner inquiries, changes in allocations, Owner reports, Contract maintenance costs, and data processing costs. The administrative charge covers the average anticipated administrative expenses incurred while the Contracts are in force. There is not necessarily a direct relationship between the amount of the charge and the administrative costs of a particular Contract.


3. Records Maintenance Charge.

   We deduct an annual records maintenance charge of $30 during the Accumulation Period. The charge is assessed:

      .  at the end of each Contract Year, and

      .  upon total withdrawal of the Contract.

   However, we do not deduct the records maintenance charge for Contracts with a Contract Value of at least $50,000 on the date the charge would otherwise be assessed. We will waive the Market Value Adjustment (positive or negative) on any portion of the $30 charge assessed to the Guarantee Periods.

   This charge reimburses us for the expenses of establishing and maintaining Contract records. The record maintenance charge is prorated among all investment options in which you have an interest.

4. Withdrawal Charge.

   We do not deduct a sales charge from any Purchase Payment. However, we charge the withdrawal charge on certain surrenders, partial withdrawals, and annuitizations. The withdrawal charge (a contingent deferred sales charge) covers Contract sales expenses, including commissions and other promotional and acquisition expenses. Currently, we anticipate withdrawal charges will not fully cover distribution expenses. Unrecovered distribution expenses may be recovered from our general assets, including proceeds from other Contract charges.

   In calculating the withdrawal charge, we treat withdrawals as coming from the oldest Purchase Payments first (i.e., first-in, first-out) and then from earnings, if any. We will charge all amounts withdrawn and any applicable withdrawal charge against Purchase Payments in the chronological order in which we received them beginning with the initial Purchase Payment.

   Each Contract Year, you may make a withdrawal from the Contract without incurring a withdrawal charge up to the total of:

      .  Remaining Purchase Payments no longer subject to a withdrawal charge;
         and

      . 10% of remaining Purchase Payments that are subject to withdrawal charges.

   Remaining Purchase Payments are those Purchase Payments that have not been previously withdrawn from the Contract.

   If you withdraw a larger amount, the excess Purchase Payments withdrawn are subject to a withdrawal charge, as follows:

                   Years Elapsed Since
                  Purchase Payment Received Withdrawal Charge
                  ------------------------- -----------------
                  Less than one............        7.0%
                  One but less than two....        6.0%
                  Two but less than three..        5.0%
                  Three but less than four.        4.0%
                  Four and thereafter......        0.0%

   For purposes of the above schedule, a year will elapse on the last day of the Contract Year in which the Purchase Payment was received and on the last day of each subsequent Contract Year.

   After you have withdrawn all Purchase Payments, any remaining earnings may be withdrawn without incurring a withdrawal charge.

   For purposes of calculating withdrawal charges, we assume that amounts are withdrawn in the following order:

       (1)Purchase Payments no longer subject to a withdrawal charge,

       (2)The 10% free withdrawal amount,

       (3)Purchase Payments subject to a withdrawal charge in the chronological order in which they were received, and

       (4)Earnings.

   When a withdrawal is requested, you receive a check in the amount requested. If a withdrawal charge applies, Contract Value is reduced by the withdrawal charge, plus the dollar amount sent to you.

   As the withdrawal charges schedule is based on the year in which each Purchase Payment is made, you may be subject to a withdrawal charge, even though the Contract may have been issued many years earlier. (For additional details, see "Withdrawal During Accumulation Period.")

   Subject to certain exceptions and state approvals, withdrawal charges are not assessed on withdrawals:

      . after you have been confined in a skilled health care facility for at least 45 consecutive days and you remain confined at the time of the request;

      . within 45 days following your discharge from a skilled health care facility after a confinement of at least 45 days; or

      . if you become disabled after the Contract is issued and before age sixty-five (65).

   According to the Social Security Administration, the following is the definition for "disability."

       "Inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months."

   Restrictions and provisions related to the nursing care or disability waivers are described in the Contract endorsements.

   The withdrawal charge also applies at annuitization to amounts attributable to Purchase Payments in their fourth year or earlier. No withdrawal charge applies upon annuitization if you select Annuity Options 2, 3, 4, or 5, or if payments under Annuity Option 1 are scheduled to continue for at least ten years. See "The Annuity Period--Annuity Options" for a discussion of the Annuity Options available.

   We reserve the right to reduce or waive the withdrawal charge. See "9. Exceptions", below.

5. Optional Enhanced Death Benefit Charge.

   The annual charge for the Optional Enhanced Death Benefit is .20% of Contract Value if you elect Zurich Safeguard/SM/ and .35% of Contract Value if you elect Zurich Safeguard/SM/ Plus. The Optional Enhanced Death Benefit charge does not apply to Class 1 Accumulation Options. Currently, the Class 1 Accumulation Options are the Fixed Account, the Guarantee Periods and the Scudder Money Market Subaccounts.

6. Commutation Charge.


   The commutation charge equals the difference between the present value of any remaining payments in a certain period (as of the date of calculation) calculated using:


       A. For a fixed annuity option, (i) a discount rate that is equal to the rate assumed in calculating the initial income payment and (ii) the greater of: (a) the ten year treasury constant maturity plus 3%; and
          (b) the rate used to determine the initial payment plus 2%, and

       B. For a variable annuity option, (i) a discount rate that is equal to the assumed investment rate and (ii) the assumed investment rate plus 2%.


   The commutation charge applies to the calculation of lump sum payments with respect to any remaining periodic payments in the certain period under Annuity Options 1, 3 and 5 upon the death of an Annuitant during the Annuity Period or in commutation of remaining annuity payments under those options. The commutation charge reflects the use of a higher interest rate to determine the commutation amount than the interest rate used to determine the initial annuity payment.


7. Investment Management Fees and Other Expenses.

   Each Portfolio's net asset value reflects the deduction of investment management fees and certain general operating expenses. Subject to limitations, you indirectly bear these fees and expenses. Further detail is provided in the attached prospectuses for the Portfolios and the Funds' Statements of Additional Information.

8. State Premium Taxes.

   Certain state and local governments impose a premium tax ranging from 0% to 3.5% of Purchase Payments. If we pay state premium taxes, we will deduct the amount paid from:

      .  Purchase Payments when we receive them,

      .  Contract Value upon total withdrawal, or

      .  Contract Value upon annuitization.

   In no event will an amount be deducted for premium taxes before we have incurred a tax liability under applicable state law. See "Appendix B--State Premium Tax Chart" in the Statement of Additional Information.

9. Exceptions.

   We may decrease the mortality and expense risk charge, the administration charge, and the records maintenance charge without notice. However, we guarantee that we will not increase the charges above the amounts listed on your Contract schedule. We bear the risk that those charges will not cover our costs. On the other hand, should such charges exceed our costs, we will not refund any charges. Any profit is available for corporate purposes including, among other things, payment of distribution expenses.

   We may also reduce or waive fees and charges, including but not limited to, the records maintenance charge, the withdrawal charge, mortality and expense risk charge and administrative charge, for certain sales that may result in cost savings, such as those where we incur lower sales expenses or perform fewer services because of economies due to the size of a group, the average contribution per participant, or the use of mass enrollment procedure. We may also reduce or waive fees and charges and/or credit additional amounts on Contracts issued to:

      . employees and registered representatives (and their families) of broker-dealers (or their affiliated financial institutions) that have entered into selling group agreements or distribution agreements with Investors Brokerage Services, Inc. ("IBS"); and

      . officers, directors and employees (and their families) of KILICO and Scudder Variable Series I and II investment advisers and principal underwriters or certain affiliated companies, or to any trust, pension, profit-sharing or other benefit plan for such persons.

   Reductions in these fees and charges will not unfairly discriminate against any Owner.

                              THE ANNUITY PERIOD

   Annuity payments to you or your designated payee begin on the Annuity Date under the selected Annuity Option. The Annuity Date must be at least two years from the Date of Issue and must be prior to the later of the youngest original Annuitant's 91st birthday (if the Contract is part of a Charitable Remainder Trust, the Annuitant's 100th birthday) or ten years from the Date of Issue. Annuitization may be delayed beyond the Annuity Date if we are making systematic withdrawals based on your life expectancy. In this case, annuitization begins when life expectancy withdrawals are stopped. You may write to us prior to the distribution of a death benefit or the first annuity payment date to request a change of the Annuity Date.

1. Election of an Annuity Option.

   Contracts may be annuitized under one of several Annuity Options. We must receive an election of an Annuity Option in writing. You may make an election on or before the Annuity Date. The Beneficiary, subject to the terms of the death benefit provision, may elect to have the death benefit remain with us under one of the Annuity Options. An election may be revoked by a subsequent change of Beneficiary or an assignment of the Contract unless the assignment provides otherwise. Once elected, an Annuity Option cannot be changed after the first annuity payment is made.

   If an Annuity Option is not elected by the Annuity Date, an annuity will be paid for a certain period of ten years and for as long thereafter as the Annuitant (or joint Annuitant) is alive.

   You may elect annuity payments to be made as a Fixed Annuity or Variable Annuity or a combination. We must receive your election at least seven days prior to the Annuity Date. If we do not receive an election from you, annuity payments will be made as a Fixed Annuity. Allocations will not be changed thereafter, except as permitted in the "Transfers During the Annuity Period" provision of the Contract. The MVA Option is not available during the Annuity Period.

2. Annuity Payments.

   Payments for all Annuity Options are derived from the applicable tables. Current annuity rates will be used if they produce greater payments than those quoted in the Contract. The "Age" in the tables represents the age of the Annuitant on the last birthday before the first annuity payment is due.

   The guaranteed monthly payments are based on an interest rate of 2.5% per year, and where mortality is involved, the 2000 individual annuity mortality table developed by the Society of Actuaries, projected using Scale G to the Year 2015. We may also make available Variable Annuity payment options based on assumed rates other than 2.5%.

   The Annuity Option selected must result in a payment that is at least equal to our minimum payment, according to our rules, at the time the Annuity Option is chosen. If at any time the payments are less than our minimum payment, we have the right to increase the period between payments to quarterly, semi-annual or annual so that the payment is at least equal to the minimum payment or to make payment in one lump sum.

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   The amount of periodic annuity payments may depend upon:

      .  the Annuity Option selected;

      .  the age and sex of the Annuitant; and

      .  the investment experience of the selected Subaccount(s).

   The age of the Annuitant influences the amount of periodic annuity payments because an older Annuitant is expected to have a shorter life span, resulting in larger payments. The sex of the Annuitant influences the amount of periodic payments because females live longer than males, resulting in smaller payments for females, than males of the same age.

   Annuity payments are made to the Owner or to the person designated in writing by the Owner to receive payment.

3. Annuity Options.

   You may elect one of the following Annuity Options.

Annuity Option 1--Fixed Installment Annuity.

   Option 1 provides that we will make monthly annuity payments for a certain period of 10 years.

Annuity Option 2--Life Annuity.

   Option 2 provides that we will make monthly annuity payments over the lifetime of the Annuitant.

Annuity Option 3--Life Annuity with Installments Guaranteed.

   Option 3 provides that we will make monthly annuity payments for a certain period of 10 years and thereafter over the lifetime of the Annuitant.

Annuity Option 4--Joint and Survivor Annuity.

   Option 4 provides that we will pay the full monthly annuity payment over the lifetimes of both Annuitants. Upon the death of either Annuitant, we will continue to pay over the lifetime of the surviving Annuitant a percentage of the original monthly annuity payment. The percentage payable after the death of the first Annuitant must be selected at the time the Annuity Option is chosen. The percentages available to the surviving Annuitant are 50%, 66 2/3%, 75% and 100%.

Annuity Option 5--Joint and Survivor Life Annuity with Installments Guaranteed.

   Option 5 provides that we will make monthly annuity payments for a certain period of 10 years and thereafter over the lifetime of the Annuitants.

Other Annuity Options--We may make other Annuity Options available.

   A supplementary agreement will be issued to reflect payments that will be made under an Annuity Option. Interest under an Annuity Option will start to accrue on the effective date of the supplementary agreement.

4. Transfers and Conversions During the Annuity Period.

   During the Annuity Period, you may elect to make the following transfers and conversions. Any election must be in writing in a form satisfactory to us. We reserve the right at any time and without notice to any party to terminate, suspend or modify these transfer and conversion privileges.

Transfers Between Subaccounts

   A transfer may be made from one Subaccount to another Subaccount, subject to the following limitations:

      . Transfers to a Subaccount are prohibited during the first year of the Annuity Period, and subsequent transfers are limited to one per year.

      .  You may not have more than three Subaccounts after the transfer.

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      .  The amount transferred must equal at least $5,000 of Annuity Unit value and at least $5,000 of Annuity Unit value must remain in the account from which the transfer is made, unless the transfer will eliminate the account.

      . No transfers may be made during the seven days before an annuity payment date. Any transfer request received during such a period will not be processed unless resubmitted and received after the annuity payment date.

   When a transfer is made between Subaccounts, the number of Annuity Units per annuity payment attributable to a Subaccount to which the transfer is made is equal to a. multiplied by b. divided by c. where:

       a. is the number of Annuity Units per annuity payment in the Subaccount from which the transfer is being made;

       b. is the Annuity Unit value for the Subaccount from which the transfer is being made; and

       c. is the Annuity Unit value for the Subaccount to which the transfer is being made.

Conversions From a Fixed Annuity Payment

   You may convert Fixed Annuity payments to Variable Annuity payments subject to the following:

      . At least $30,000 of annuity reserve value must be transferred from our General Account unless the transfer will eliminate the full amount of the annuity reserve value;

      . At least $30,000 of annuity reserve value must remain in our General Account after a transfer unless the transfer will eliminate the annuity reserve value;

      . Conversions from a Fixed Annuity payment are available only on an anniversary of the Annuity Date; and

      .  We must receive notice at least thirty days prior to the anniversary.

   When a conversion is made from Fixed Annuity payments to Variable Annuity payments the number of Annuity Units per annuity payment attributable to a Subaccount to which the conversion is made is equal to a. divided by b. divided by c. where:

       a. is the annuity reserve being transferred from our General Account;

       b. is the Annuity Unit value for the Subaccount to which transfer is being made; and

       c. is the present value of $1.00 per payment period using the attained age(s) of the Annuitant(s) and any remaining payments that may be due at the time of the transfer.

Conversions to a Fixed Annuity Payment

   You may convert Variable Annuity payments to Fixed Annuity payments subject to the following:


      . Conversions to a Fixed Annuity payment will be applied under the same Annuity Option as originally selected;


      . At least $30,000 of Annuity Unit value must be transferred to our General Account from the Subaccounts;

      . At least $5,000 of Annuity Unit value must remain in a Subaccount after a transfer unless the transfer will eliminate your interest in the Subaccount;

      . Conversions to a Fixed Annuity payment are available only on an anniversary of the Annuity Date; and

      .  We must receive notice at least thirty days prior to the anniversary.

   When a conversion is made from a Variable Annuity payment to a Fixed Annuity payment, the number of Annuity Units per payment attributable to a Subaccount from which the conversion is made is the product of a. multiplied by b. multiplied by c. where:

       a. is the number of Annuity Units representing the interest in such Subaccount per annuity payment;

       b. is the Annuity Unit value for such Subaccount; and

       c. is the present value of $1.00 per payment period using the attained age(s) of the Annuitant(s) and any remaining payments that may be due at the time of the transfer.

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5. Annuity Unit Value.

   The Annuity Unit value for each Subaccount is determined at the end of a Valuation Period by multiplying the result of a. times b. by c. where:

       a. is the Annuity Unit value for the immediately preceding Valuation Period;

       b. is the investment experience factor for the Valuation Period for which the Annuity Unit value is being calculated; and

       c. is the interest factor of .99993235 per calendar day of the subsequent Valuation Period to offset the effect of the assumed rate of 2.5% per year used in the Annuity Option Table. We may also make available Annuity Options based on assumed investment rates other than 2.5%.

6. First Periodic Payment Under a Variable Annuity.

   To determine the first payment under a Variable Annuity, the Separate Account Contract Value, at the end of the Valuation Period preceding the Valuation Period that includes the date on which the first annuity payment is due, is first reduced by any applicable:

      .  withdrawal charge,

      .  records maintenance charge, and

      .  any premium taxes that apply.

   The remaining value will then be used to determine the first monthly annuity payment which is based on the guaranteed annuity option shown in the Annuity Option Table in your Contract. You may elect any option available.

7. Subsequent Periodic Payments Under a Variable Annuity.

   The dollar amount of subsequent annuity payments may increase or decrease depending on the investment experience of each Subaccount. The number of Annuity Units per annuity payment will remain fixed for each Subaccount unless a transfer is made in which case, the number of Annuity Units per annuity payment will change.

   The number of Annuity Units for each Subaccount is calculated by dividing a. by b. where:

       a. is the amount of the monthly payment that can be attributed to that Subaccount; and

       b. is the Annuity Unit value for that Subaccount at the end of the Valuation Period. The Valuation Period includes the date on which the payment is made.

   After the first annuity payment, subsequent monthly annuity payments are calculated by summing up, for each Subaccount, the product of a. times b. where:

       a. is the number of Annuity Units per annuity payment in each Subaccount; and

       b. is the Annuity Unit value for that Subaccount at the end of the Valuation Period. The Valuation Period includes the date on which the payment is made.

   After the first annuity payment, we guarantee that the dollar amount of each subsequent annuity payment will not be adversely affected by changes in mortality experience or actual expenses from the mortality and expense assumptions on which we based the first payment.

8. Periodic Payments Under a Fixed Annuity.

   To determine payments under a Fixed Annuity, the Fixed Account Contract Value plus the Accumulated Guarantee Period Values adjusted for any applicable Market Value Adjustment, on the first day preceding the date on which the first annuity payment is due, is first reduced by any withdrawal charge, records maintenance charge and premium taxes that apply. The remaining value will then be used to determine the Fixed Annuity monthly payment in accordance with the Annuity Option selected.

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9. Death of Annuitant or Owner.

   If the Annuitant dies, we will automatically continue any unpaid installments for the remainder of the certain period under Annuity Options 1, 3 or 5. If the Owner elects, we will pay a lump sum payment of the present value of the remaining payments in the certain period. The election to receive the lump sum payment must be made within 60 days of our receipt of due proof of death of the Annuitant or joint Annuitants. The present value of the remaining payments in the certain period will be calculated based on the applicable interest rate.

   For a Fixed Annuity Option the applicable interest rate is the greater of:

       a. the ten year Treasury constant maturity plus 3%; and

       b. the rate used to determine the initial payment plus 2%.

   For a Variable Annuity Option the applicable interest rate is the assumed investment rate plus 2%.

   The amount of each payment for purposes of determining the present value of any variable installments will be determined by applying the Annuity Unit value next determined following our receipt of due proof of death.

   If Annuity Option 2 is elected, annuity payments terminate automatically and immediately upon the Annuitant's death without regard to the number or total amount of payments made. Thus, it is possible that only one payment will be received if death occurred prior to the date the second payment was due.

   Under Annuity Option 4, Annuity payments terminate automatically and immediately upon the surviving Annuitant's death without regard to the number or total amount of payments received.

   If an Owner, who is not also an Annuitant, dies after the Annuity Date, the following provisions apply:

      . If the Owner was the sole owner, the remaining annuity payments will be payable to the Beneficiary in accordance with the provisions described above. The Beneficiary will become the Owner of the Contract.

      . If the Contract has joint Owners, the annuity payments will be payable to the surviving joint Owner in accordance with the provisions described above. Upon the death of the surviving joint Owner, the Beneficiary becomes the Owner.

10. Protection of Benefits.

   Unless otherwise provided in the supplementary agreement, the Owner may not commute, anticipate, assign, alienate or otherwise hinder the receipt of any annuity payment. Further, the proceeds of the Contract and any payment under an Annuity Option will be exempt from the claim of creditors and from legal process to the extent permitted by law.

11. Age, Gender and Survival.

   We may require satisfactory evidence of the age, gender and the continued survival of any person on whose life the income is based.

   If the Annuitant's age or gender has been misstated, the amount payable under the Contract will be calculated as if those Purchase Payments sent to us had been made at the correct age or gender. Interest not to exceed 6% compounded each year will be charged to any overpayment or credited to any underpayment against future payments we may make under the Contract.

12. Commutable Annuitization Option.

   For annuitizations under Fixed or Variable Annuity Options 1, 3 or 5, the Owner may elect a commutable annuitization option. Variable Annuity Option 1 is always commutable. As to other Annuity Options, you may choose to receive a lump sum payment during the certain period. Lump sum payments are available beginning 13 months after the Annuity Date and may be elected once each year.

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   If your Contract was issued under a Qualified Plan, you may withdraw all or a portion of the present value of the remaining payments during the certain period. If your Contract was not issued under a Qualified Plan, over the life of the Contract you may withdraw up to 75% of the present value of the remaining payments in the certain period. We apply this limit as follows: each time you withdraw a lump sum payment, we will calculate the percentage that amount represents of the present value of the remaining payments in the certain period; you may not withdraw an additional lump sum payment if the sum of those percentages over the life of the Contract would exceed 75%.

   If you take a partial lump sum payment, the remaining payments during the certain period will be reduced based on the ratio of the amount of the lump sum to the present value of the remaining payments in the certain period prior to the withdrawal. Under Options 3 and 5, if the Annuitant is living after the period certain ends, payments will resume without regard to any lump sum payment made during the certain period.

   In determining the amount of the lump sum payment that is available, the present value of the remaining payments in the certain period will be calculated based on the applicable interest rate. For a Fixed Annuity Option, the applicable interest rate is the greater of:

       a. the ten year treasury constant maturity plus 3%; and

       b  the rate used to determine the initial annuity payment plus 2%.

   For a Variable Annuity Option, the applicable interest rate is the assumed interest rate plus 2%.

   The amount of each payment for purposes of determining the present value of any variable installments will be the payment next scheduled after the request for commutation is received.

                             FEDERAL INCOME TAXES

A. INTRODUCTION.

   This discussion is not exhaustive and is not intended as tax advice. A qualified tax adviser should always be consulted with regard to the application of the law to individual circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations, and interpretations existing on the date of this Prospectus. These authorities, however, are subject to change by Congress, the Treasury Department, and judicial decisions.

   This discussion does not address state or local tax consequences, nor federal estate or gift tax consequences, associated with buying a Contract. In addition, we make no guarantee regarding any tax treatment--federal, state, or local--of any Contract or of any transaction involving a Contract.

B. OUR TAX STATUS.

   We are taxed as a life insurance company and the operations of the Separate Account are treated as a part of our total operations. The Separate Account is not separately taxed as a "regulated investment company." Investment income and capital gains of the Separate Account are not taxed to the extent they are applied under a Contract. We do not anticipate that we will incur federal income tax liability attributable to the income and gains of the Separate Account, and therefore we do not intend to provide for these taxes. If we are taxed on investment income or capital gains of the Separate Account, then we may impose a charge against the Separate Account to provide for these taxes prior to or on the Annuity Date.

C. TAXATION OF ANNUITIES IN GENERAL.

1. Tax Deferral During Accumulation Period.

   Under the Code, except as described below, increases in the Contract Value of a Non-Qualified Plan Contract are generally not taxable to you or the Annuitant until received as annuity payments or otherwise distributed. However, certain requirements must be satisfied for this general rule to apply, including:

      .  the Contract must be owned by an individual,

      .  Separate Account investments must be "adequately diversified",

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      .  we, rather than you, must be considered the owner of Separate Account assets for federal tax purposes, and

      . annuity payments must appropriately amortize Purchase Payments and Contract earnings.

   Non-Natural Owner. As a general rule, deferred annuity contracts held by "non-natural persons," such as corporations, trusts or similar entities, are not annuity contracts for federal income tax purposes. The investment income on these contracts is taxed each year as ordinary income received or accrued by the non-natural owner. There are exceptions to this general rule for non-natural owners. Contracts are generally treated as held by a natural person if the nominal owner is a trust or other entity holding the contract as an agent for a natural person. However, this special exception does not apply to an employer who is the nominal owner of a contract under a non-qualified deferred compensation plan for its employees.

   Additional exceptions to this rule include:

      .  contracts acquired by a decedent's estate,

      .  certain Qualified Plan Contracts,

      .  certain contracts used with structured settlement agreements, and

      . certain contracts purchased with a single premium when the annuity starting date is no later than a year from contract purchase and substantially equal periodic payments are made at least annually.

   Diversification Requirements. For a contract to be treated as an annuity for federal income tax purposes, separate account investments must be "adequately diversified". The Treasury Secretary issued regulations prescribing standards for adequately diversifying separate account investments. If the Separate Account failed to comply with these diversification standards, the Contract would not be treated as an annuity contract for federal income tax purposes and the owner would generally be taxed on the difference between the Contract Value and the Purchase Payments.

   Although we do not control Fund investments, we expect that each Portfolio of the Funds will comply with these regulations so that each Subaccount of the Separate Account will be considered "adequately diversified."

   Ownership Treatment. In certain circumstances, a variable annuity contract owner may be considered the owner of the assets of the separate account supporting the contract. Then, income and gains from separate account assets are includible in the owner's gross income. The Internal Revenue Service ("IRS"), in published rulings, stated that a variable contract owner will be considered the owner of separate account assets if the owner possesses the ability to exercise investment control over the assets. As of the date of this Prospectus, no comprehensive guidance has been issued by the IRS clarifying the circumstances when such investment control by a variable contract owner would exist. As a result, your right to allocate the Contract Value among the Subaccounts may cause you to be considered the owner of the assets of the Separate Account.

   We do not know what limits may be set forth in any guidance that the IRS may issue, or whether any such limits will apply to existing Contracts. We therefore reserve the right to modify the Contract as necessary to attempt to prevent you from being considered the owner of the Separate Account assets. However, there is no assurance that our efforts would be successful.

   Delayed Annuity Dates. If the Annuity Date occurs (or is scheduled to occur) when the Annuitant is older than age 85, the Contract might not be treated as an annuity for federal income tax purposes. In that event, the income and gains under the Contract could be currently includible in your income.

   The following discussion assumes that the Contract is treated as an annuity contract for tax purposes and that we are treated as the owner of Separate Account assets.

2. Taxation of Partial and Full Withdrawals.

   Partial or full withdrawals from a Non-Qualified Plan Contract are includible in income to the extent the Contract Value exceeds the "investment in the contract." This amount is referred to as the "income on the contract." Investment in the contract equals the total of Purchase Payments minus amounts previously received

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from the Contract that were not includible in your income. Credits we make to your Contract in connection with Market Value Adjustments are not part of your investment in your Contract (and thus, for tax purposes, are treated in the same way as investment gains).

   Any assignment or pledge of, or agreement to assign or pledge, Contract Value is treated as a withdrawal. Investment in the contract is increased by the amount includible in income with respect to that assignment or pledge. If you transfer a contract interest, without adequate consideration, to someone other than your spouse (or to a former spouse incident to divorce), you will be taxed on the income on the contract. In this case, the transferee's investment in the contract is increased to reflect the increase in your income.

   The Contract's death benefit may exceed Purchase Payments or Contract Value. As described in this Prospectus, we impose certain charges with respect to the death benefit. It is possible that those charges (or some portion) could be treated as a partial withdrawal.

   There is some uncertainty regarding the treatment of the market value adjustment for purposes of determining the income on the contract. This uncertainty could result in the income on the contract being a greater (or lesser) amount.

   There may be special income tax issues present in situations where the Owner and the Annuitant are not the same person and are not married to one another. A tax adviser should be consulted in those situations.

3. Taxation of Annuity Payments.

   Normally, the portion of each annuity payment taxable as income equals the payment minus the exclusion amount. The exclusion amount for variable annuity payments is the "investment in the contract" allocated to the variable annuity option and adjusted for any certain period or refund feature, divided by the number of payments expected to be made. The exclusion amount for fixed annuity payments is the payment times the ratio of the investment in the contract allocated to the fixed annuity option and adjusted for any certain period or refund feature, to the expected value of the fixed annuity payments.

   Once the total amount of the investment in the contract is excluded using these ratios, annuity payments will be fully taxable. If annuity payments stop because the Annuitant dies before the total amount of the investment in the contract is recovered, the unrecovered amount generally is allowed as a deduction to the Annuitant in the last taxable year.

   The Owner may elect to receive a lump sum payment after the Annuity Date. In the case of a Non-Qualified Plan Contract, we will treat a portion of such a lump sum payment as includible in income, and will determine the taxable portion of subsequent periodic payments by applying an exclusion ratio to the periodic payments. However, the federal income tax treatment of such a lump sum payment, and of the periodic payments made thereafter, is uncertain. It is possible the IRS could take a position that greater amounts are includible in income than we currently believe is the case. Prior to electing a lump sum payment after the Annuity Date, you should consult a tax adviser about the tax implications of making such an election.

4. Taxation of Death Benefits.

   Amounts may be distributed upon your or the Annuitant's death. Before the Annuity Date, death benefits are includible in income and:

      .  if distributed in a lump sum are taxed like a full withdrawal, or

      .  if distributed under an annuity option are taxed like annuity payments.

   After the Annuity Date, where a guaranteed period exists and the Annuitant dies before the end of that period, payments made to the Beneficiary for the remainder of that period are includible in income as follows:

      . if received in a lump sum are includible in income to the extent they exceed the unrecovered investment in the contract, or

      . if distributed in accordance with the selected annuity option are fully excludable from income until the remaining investment in the contract is deemed to be recovered.

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   Thereafter, all annuity payments are fully includible in income.

5. Penalty Tax on Premature Distributions.

   A 10% penalty tax applies to a taxable payment from a Non-Qualified Plan Contract unless:

      .  received on or after you reach age 59 1/2,

      .  attributable to your disability,

      . made to a Beneficiary after your death or, for non-natural Owners, after the primary Annuitant's death,

      . made as a series of substantially equal periodic payments (at least annually) for your life (or life expectancy) or for the joint lives (or joint life expectancies) of you and a designated Beneficiary (within the meaning of the tax law),

      . made under a Contract purchased with a single premium when the annuity starting date is no later than a year from Contract purchase and substantially equal periodic payments are made at least annually, or

      .  made with annuities used with certain structured settlement agreements.

6. Aggregation of Contracts.

   The taxable amount of an annuity payment or withdrawal from a Non-Qualified Plan Contract may be determined by combining some or all of the Non-Qualified Plan Contracts owned by an individual. For example, if a person purchases a Contract and also purchases an immediate annuity at approximately the same time, the IRS may treat the two contracts as one contract. Similarly, if a person transfers part of his interest in one annuity contract to purchase another annuity contract, the IRS might treat the two contracts as one contract. In addition, if a person purchases two or more deferred annuity contracts from the same company (or its affiliates) during any calendar year, these contracts are treated as one contract. The effects of this aggregation are not always clear. However, it could affect the taxable amount of an annuity payment or withdrawal and the amount which might be subject to the 10% penalty tax.

7. Loss of Interest Deduction Where Contracts are Held by or for the Benefit of Certain Non-Natural Persons.

   For Contracts issued after June 8, 1997 to a non-natural owner, all or some portion of otherwise deductible interest may not be deductible by the owner. However, this interest deduction disallowance does not affect Contracts where the Owner is taxable each year on the investment income under the Contract. Entities considering purchasing the Contract, or entities that will be beneficiaries under a Contract, should consult a tax adviser.

D. QUALIFIED PLANS.

   The Contracts are also available for use as Qualified Plan Contracts. Numerous special tax rules apply to the participants in Qualified Plans and to Qualified Plan Contracts. We make no attempt in this Prospectus to provide more than general information about use of the Contract with the various types of Qualified Plans. Persons intending to use the Contract in connection with qualified plans should consult a tax adviser.

   The tax rules applicable to Qualified Plans vary according to the type of plan and the terms and conditions of the plan. For example, for both withdrawals and annuity payments under certain Qualified Plan Contracts, there may be no "investment in the contract" and the total amount received may be taxable. Also, loans from Qualified Plan Contracts, where allowed, are subject to a variety of limitations, including restrictions on the amount that may be borrowed, the duration of the loan, the number of allowable loans and the manner in which the loan must be repaid. (Owners should always consult their tax advisers and retirement plan fiduciaries prior to exercising their loan privileges.) Both the amount of the contribution that may be made, and the tax deduction or exclusion that the Owner may claim for such contribution, are limited under Qualified Plans. If this Contract is used with a Qualified Plan, the Owner and Annuitant generally are the same individual. The Owner may also designate a Joint Annuitant who becomes the Annuitant if the Annuitant dies prior to the Annuity Date. However, a Joint Annuitant may not be elected under a Qualified Plan. If a Joint Annuitant is named, all distributions made while the Annuitant is alive must be made to the

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Annuitant. Also, if a Joint Annuitant is named who is not the Annuitant's spouse, the annuity options which are available may be limited, depending on the difference in their ages. Furthermore, the length of any Guarantee Period may be limited in some circumstances to satisfy certain minimum distribution requirements under the Code.

   Qualified Plan Contracts are subject to special rules specifying the time at which distributions must begin and the amount that must be distributed each year. In the case of Individual Retirement Annuities ("IRAs"), distributions of minimum amounts must generally begin by April 1 of the calendar year following the calendar year in which the owner attains age 70 1/2. An excise tax is imposed for failure to comply with the minimum distribution requirements. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution. The death benefit under your Contract may affect the amount of the minimum required distribution that must be taken from your Contract.

   If you elect to receive a lump sum payment of a portion of the annuity income payments, it is possible that the remaining annuity income payments will not satisfy the minimum distribution requirements. You should consult a tax adviser about the implications under the minimum distribution requirements of taking a lump sum payment.

   A 10% penalty tax may apply to the taxable amount of payments from Qualified Plan Contracts. For Individual Retirement Annuities, the penalty tax does not apply, for example, to a payment:

      .  received after you reach age 55 and have separated from service,

      .  received after you reach age 59 1/2,

      .  received after your death or because of your disability, or

      . made as a series of substantially equal periodic payments (at least annually) for your life (or life expectancy) or for the joint lives (or joint life expectancies) of you and your designated Beneficiary.

   In addition, the penalty tax does not apply to certain distributions used for qualified first time home purchases or for higher education expenses. Special conditions must be met to qualify for these exceptions. If you wish to take a distribution for these purposes you should consult your tax adviser. Other exceptions may apply.

   Qualified Plan Contracts are amended to conform to plan requirements. However, you, are cautioned that the rights of any person to any benefits under Qualified Plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract. In addition, we are not bound by terms and conditions of qualified plans if they are inconsistent with the Contract.

1. Qualified Plan Types.

   We may issue Contracts for the following types of Qualified Plans.

   Individual Retirement Annuities. The Code permits eligible individuals to contribute to an IRA. IRAs limit the amounts contributed, the persons eligible and the time when distributions start. Also, subject to direct rollover and mandatory withholding requirements, distributions from other types of qualified plans generally may be "rolled over" on a tax-deferred basis into an IRA. The Contract may not fund a "Coverdell Education Savings Account" (formerly know as an "Education IRA").

   Simplified Employee Pensions (SEP IRAs). The Code allows employers to establish simplified employee pension plans, using the employees' IRAs. Under these plans the employer may make limited deductible contributions on behalf of the employees to IRAs. Employers and employees intending to use the Contract in connection with these plans should consult a tax adviser. As discussed above (see "Individual Retirement Annuities"), there is some uncertainty regarding the characterization of the Contract's death benefit for purposes of the rules governing IRAs, and thus as to whether the Contract will qualify as a SEP IRA.

   SIMPLE IRAs. The Code permits certain small employers to establish "SIMPLE retirement accounts," including SIMPLE IRAs, for their employees. Under SIMPLE IRAs, certain deductible contributions are made by both employees and employers. SIMPLE IRAs are subject to various requirements, including limits on the amounts that may be contributed, the persons who may be eligible, and the time when distributions may commence. Employers and employees intending to use the Contract in connection with these plans should consult a tax adviser.

   Roth IRAs. The Code permits contributions to an IRA known as a "Roth IRA." Roth IRAs differ from other IRAs in certain other respects including:

      .  Roth IRA contributions are never deductible,

      .  "qualified distributions" from a Roth IRA are excludable from income,

      .  mandatory distribution rules do not apply before death,

      . a rollover to a Roth IRA must be a "qualified rollover contribution," under the Code,

      .  special eligibility requirements apply, and

      . contributions to a Roth IRA can be made after the Owner has reached age 70 1/2.

   All or part of an IRA may be converted into a Roth IRA without taking an actual distribution. An individual may convert by notifying the IRA issuer or trustee. You must be eligible for a qualified rollover contribution to convert an IRA to a Roth IRA. A conversion typically results in the inclusion of some or all of the IRA value in gross income, except that the 10% penalty tax does not apply on the conversion. Persons with adjusted gross incomes in excess of $100,000 or who are married and file a separate return are not eligible to make a qualified rollover contribution or a transfer in a taxable year from a non-Roth IRA to a Roth IRA.

   Any "qualified distribution," as defined in Section 408A, from a Roth IRA is excludible from gross income. A qualified distribution includes a distribution made after you reach age 59 1/2, after your death, because of your disability, or made to a first-time homebuyer. A qualified distribution can only be made after the first five years after the year for which you (or your spouse) made a contribution to any Roth IRA established for your benefit.

   As discussed above (see "Individual Retirement Annuities"), there is some uncertainty regarding the characterization of the Contract's death benefit for purposes of the rules governing IRAs, and thus as to whether the Contract will qualify as a Roth IRA.

   Corporate and Self-Employed ("H.R. 10" and "Keogh") Pension and Profit-Sharing Plans. The Code permits corporate employers to establish various types of tax-favored retirement plans for employees. The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. 10" or "Keogh," permits self-employed individuals also to establish such tax-favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of the Contracts in order to provide benefits under the plans. The Contract provides a death benefit that in certain circumstances may exceed the greater of the Purchase Payments and the Contract Value. It is possible that such a death benefit could be characterized as an incidental death benefit. There are limitations on the amount of incidental benefits that may be provided under pension and profit sharing plans. In addition, the provision of such benefits may result in current taxable income to participants. Employers intending to use the Contract in connection with such plans should seek competent advice.

   Tax-Sheltered Annuities. Code Section 403(b) permits public school employees and employees of certain types of charitable, educational and scientific organizations to have their employers purchase annuity contracts for them and, subject to certain limitations, to exclude the amount of purchase payments from taxable gross income. These annuity contracts are commonly referred to as "tax-sheltered annuities." If you purchase a Contract for such purposes, you should seek competent advice regarding eligibility, limitations on permissible amounts of purchase payments and other tax consequences associated with the Contracts. In particular, you should consider that the Contract provides a death benefit that in certain circumstances may exceed the greater of the Purchase Payments and the Contract Value. It is possible that such death benefit could be characterized as an incidental death benefit. If the death benefit were so characterized, this could result in currently taxable income to purchasers. In addition, there are limitations on the amount of incidental benefits that may be provided under a tax-sheltered annuity.

   Tax-sheltered annuity contracts must contain restrictions on withdrawals of:

      . contributions made pursuant to a salary reduction agreement in years beginning after December 31, 1988,

      .  earnings on those contributions, and

      . earnings after December 31, 1988 on amounts attributable to salary reduction contributions held as of December 31, 1988.

   These amounts can be paid only if you have reached age 59 1/2, separated from service, died, or become disabled (within the meaning of the tax law), or in the case of hardship (within the meaning of the tax law). Amounts permitted to be distributed in the event of hardship are limited to actual contributions; earnings thereon cannot be distributed on account of hardship. Amounts subject to the withdrawal restrictions applicable to section 403(b)(7) custodial accounts may be subject to more stringent restrictions. (These limitations on withdrawals generally do not apply to the extent you direct us to transfer some or all of the Contract Value to the issuer of another tax-sheltered annuity or into a Section 403(b)(7) custodial account.)

   Deferred Compensation Plans of State and Local Governments and Tax-Exempt Organizations. The Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. Generally, a Contract purchased by a state or local government or a tax-exempt organization will not be treated as an annuity contract for federal income tax purposes. Those who intend to use the Contracts in connection with such plans should seek competent advice.

2. Direct Rollovers.

   If the Contract is used in connection with a retirement plan that is qualified under sections 401(a), 403(a), or 403(b) of the Code or with an eligible deferred compensation plan that has a government sponsor and that is qualified under Section 457(b), any "eligible rollover distribution" from the Contract will be subject to "direct rollover" and mandatory withholding requirements. An eligible rollover distribution generally is any taxable distribution from such a qualified retirement plan, excluding certain amounts such as

      .  minimum distributions required under section 401(a)(9) of the Code, and

      . certain distributions for life, life expectancy, or for ten years or more which are part of a "series of substantially equal periodic payments."

   Under these requirements, federal income tax equal to 20% of the eligible rollover distribution will be withheld from the amount of the distribution. Unlike withholding on certain other amounts distributed from the Contract, discussed below, you cannot elect out of withholding with respect to an eligible rollover distribution. However, this 20% withholding will not apply if, instead of receiving the eligible rollover distribution, you elect to have it directly transferred to certain types of qualified retirement plans. Prior to receiving an eligible rollover distribution, a notice will be provided explaining generally the direct rollover and mandatory withholding requirements and how to avoid the 20% withholding by electing a direct rollover.

E. FEDERAL INCOME TAX WITHHOLDING.

   We withhold and send to the U.S. Government a part of the taxable portion of each distribution unless the Annuitant notifies us before distribution of an available election not to have any amounts withheld. In certain circumstances, we may be required to withhold tax. The withholding rates for the taxable portion of periodic annuity payments are the same as the withholding rates for wage payments. In addition, the withholding rate for the taxable portion of non-periodic payments (including withdrawals prior to the maturity date and conversions of, or rollovers from, non-Roth IRAs to Roth IRAs) is 10%. The withholding rate for eligible rollover distributions is 20%.

                           DISTRIBUTION OF CONTRACTS

   The Contracts are sold by licensed insurance agents in those states where the Contract may be lawfully sold. The agents are also registered representatives of registered broker-dealers who are members of the National Association of Securities Dealers, Inc. Sales commissions may vary, but are not expected to exceed 5.75% of Purchase Payments. In addition to commissions, we may pay additional promotional incentives, in the form of cash or other compensation, to selling broker-dealers. These incentives may be offered to certain licensed broker-dealers that sell or are expected to sell certain minimum amounts during specified time periods. The Contracts are distributed through the principal underwriter for the Separate Account:

                              Investors Brokerage Services, Inc.
                              1600 McConnor Parkway
                         Schaumburg, Illinois 60196-6801

   IBS is our wholly-owned subsidiary. IBS enters into selling group agreements with affiliated and unaffiliated broker-dealers. All of the investment options are not available to all Owners. The investment options are available only under Contracts that are sold or serviced by broker-dealers having a selling group agreement with IBS authorizing the sale of Contracts with the investment options specified in this Prospectus. Other distributors may sell and service contracts with different investment options.

                                 VOTING RIGHTS

   Proxy materials in connection with any Fund shareholder meeting are delivered to each Owner with Subaccount interests invested in the Fund as of the record date. Proxy materials include a voting instruction form. We vote all Fund shares proportionately in accordance with instructions received from Owners. We will also vote any Fund shares attributed to amounts we have accumulated in the Subaccounts in the same proportion that Owners vote. A Fund is not required to hold annual shareholders' meetings. Funds hold special meetings as required or deemed desirable for such purposes as electing trustees, changing fundamental policies or approving an investment advisory agreement.

   Owners have voting rights in a Portfolio based upon the Owner's proportionate interest in the corresponding Subaccount as measured by units. During the Annuity Period, voting rights decrease as Annuity Units decrease.

                   REPORTS TO CONTRACT OWNERS AND INQUIRIES

   After each calendar quarter, we send you a statement showing Purchase Payments received, amounts credited to each Subaccount, the Guarantee Periods and to the Fixed Account Option, investment experience, and charges made since the last report, as well as any other information required by statute. In addition, you receive written confirmation of financial transactions and credits when received. We will also send a current statement upon your request. We also send you annual and semi-annual reports for the Portfolios that correspond to the Subaccounts in which you invest and a list of the securities held by that Portfolio.

   You may direct inquiries to the selling agent or may call 1-800-621-5001 or write to Kemper Investors Life Insurance Company, Customer Service, 1600 McConnor Parkway, Schaumburg, Illinois 60196-6801.

                                    EXPERTS

   The consolidated balance sheets of KILICO as of December 31, 2001 and 2000 and the related consolidated statements of operations, comprehensive income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2001 are incorporated in this Prospectus by reference to the Statement of Additional Information. The statements of assets and liabilities and contract owners' equity of Kemper Investors Life Insurance Company's KILICO Variable Annuity Separate Account as of December 31, 2001, and the related statements of operations for the year then ended and the statements of changes in contract owners' equity for each of the two years in the period then ended are incorporated in this Prospectus by reference to the Statement of Additional Information. Both documents have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

   Legal matters with respect to our organization, our authority to issue annuity contracts and the validity of the Contract have been passed upon by Frank Julian, Senior Vice President and Associate General Counsel. Jorden Burt LLP, Washington, D.C., has advised us on certain legal matters concerning federal securities laws applicable to the issue and sale of the Contracts.

                            SPECIAL CONSIDERATIONS

   We reserve the right to amend the Contract to meet the requirements of federal or state laws or regulations. We will notify you in writing of these amendments.

   Your rights under a Contract may be assigned as provided by law. An assignment will not be binding upon us until we receive a written copy of the assignment. You are solely responsible for the validity or effect of any assignment. You, therefore, should consult a qualified tax adviser regarding the tax consequences, as an assignment may be a taxable event.

                             AVAILABLE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports and other information with the SEC. These reports and other information can be inspected and copied at the SEC's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and 500 West Madison, Suite 1400, Northwestern Atrium Center, Chicago, Illinois. Copies also can be obtained from the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

   We have filed registration statements (the "Registration Statements") relating to the Contracts with the SEC under the Securities Act of 1933. This Prospectus has been filed as part of the Registration Statements and does not contain all of the information set forth in the Registration Statements. These Registration Statements contain further information about us and the Contracts. The Registration Statements may be inspected and copied, and copies can be obtained at prescribed rates, as mentioned above.

                               LEGAL PROCEEDINGS

   KILICO has been named as defendant in certain lawsuits incidental to our insurance business. Based upon the advice of legal counsel, our management believes that the resolution of these various lawsuits will not result in any material adverse effect on our consolidated financial position.

            TABLE OF CONTENTS--STATEMENT OF ADDITIONAL INFORMATION


   The Statement of Additional Information, Table of Contents is: Services to the Separate Account; Performance Information of Subaccounts; State Regulation; Experts; Financial Statements; Report of Independent Accountants; Financial Statements of the Separate Account; Report of Independent Accountants; Financial Statements of KILICO; Appendix A Table of Adjusted Accumulation Unit Values and Performance Information; and Appendix B State Premium Tax Chart. Please read the Statement of Additional Information in conjunction with this Prospectus.


                             FINANCIAL STATEMENTS

   The financial statements of KILICO and the Separate Account are set forth in the Statement of Additional Information. The financial statements of KILICO should be considered primarily as bearing on our ability to meet our obligations under the Contracts. The Contracts are not entitled to participate in our earnings, dividends or surplus.



                      ANNUAL REPORTS AND OTHER DOCUMENTS

   KILICO's annual report on Form 10K for the year ended December 31, 2001 is incorporated herein by reference, which means that it is legally a part of this prospectus.

   After the date of this prospectus and before we terminate the offering of the securities under this prospectus, all documents or reports we file with the SEC under the Exchange Act of 1934 are also incorporated herein by reference, which means that they also legally become a part of this prospectus.

   Statements in this prospectus, or in documents that we file later with the SEC and that legally become a part of this prospectus, may change or supersede statements in other documents that are legally part of this prospectus. Accordingly, only the statement that is changed or replaced will legally be a part of this prospectus.

   We file our Exchange Act documents and reports, including our annual and quarterly reports on Form 10K and Form 10Q electronically on the SEC's "EDGAR" system using the identifying number CIK No.0000353448. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. You also can view these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. For more information on the operations of the SEC's Public Reference Room, call 1-800-SEC-0330.

   If you have received a copy of this prospectus, and would like a free copy of any document incorporated herein by reference (other than exhibits not specifically incorporated by reference into the text of such documents), please write or call us at Kemper Investors Life Insurance Company, 1600 McConnor Parkway, Schaumburg, Illinois 60196-6801 or 1-800-621-5001.

                                  APPENDIX A

               EXAMPLE OF GUARANTEED INTEREST RATE ACCUMULATION

              Purchase Payment........ $40,000
              Guarantee Period........ 5 Years
              Guaranteed Interest Rate 4.0% Effective Annual Rate

                                            Interest Credited    Cumulative
Year                                           During Year    Interest Credited
----                                        ----------------- -----------------
 1.........................................   $    1,600.00       $1,600.00
 2.........................................        1,664.00        3,264.00
 3.........................................        1,730.56        4,994.56
 4.........................................        1,799.78        6,794.34
 5.........................................        1,871.77        8,666.11

   Accumulated value at the end of 5 years is:

                       $40,000 + $8,666.11 = $48,666.11

   Note: This example assumes that no withdrawals are made during the five-year period. If the Owner makes withdrawals or transfers during this period, Market Value Adjustments and withdrawal charges apply.

   The hypothetical interest rate is not intended to predict future Guaranteed Interest Rates. Actual Guaranteed Interest Rates for any Guarantee Period may be more or less than those shown.

                                  APPENDIX B

                   ILLUSTRATION OF A MARKET VALUE ADJUSTMENT

               Purchase Payment........ $40,000
               Guarantee Period........ 5 Years
               Guaranteed Interest Rate 5% Annual Effective Rate

   The following examples illustrate how the Market Value Adjustment and the withdrawal charge may affect the values of a Contract upon a withdrawal. The 5% assumed Guaranteed Interest Rate is the rate required to be used in the "Summary of Expenses." In these examples, the withdrawal occurs one year after the Date of Issue. The Market Value Adjustment operates in a similar manner for transfers. No withdrawal charge applies to transfers.

   The Guarantee Period Value for this $40,000 Purchase Payment is $51,051.26 at the end of the five-year Guarantee Period. After one year, when the withdrawals occur in these examples, the Guarantee Period Value is $42,000.00. It is also assumed, for the purposes of these examples, that no prior partial withdrawals or transfers have occurred.

   The Market Value Adjustment will be based on the rate we are then crediting (at the time of the withdrawal) on new Contracts with the same Guarantee Period as the time remaining in your Guarantee Period rounded to the next higher number of complete years. One year after the Purchase Payment there would have been four years remaining in your Guarantee Period. These examples also show the withdrawal charge (if any) which would be calculated separately after the Market Value Adjustment.

Example of a Downward Market Value Adjustment

   A downward Market Value Adjustment results from a full or partial withdrawal that occurs when interest rates have increased. Assume interest rates have increased one year after the Purchase Payment and we are then crediting 6.5% for a four-year Guarantee Period. Upon a full withdrawal, the market value adjustment factor would be:

                              -.0551589*   = (1 + .05)4
                                           ------------
                                           (1 + .065) - 1

   The Market Value Adjustment is a reduction of $2,316.67 from the Guarantee Period Value:

                      - 2,316.67 = -.0551589 x 42,000.00

   The Market Adjusted Value would be:

                      $39,683.33 = $42,000.00 - $2,316.67

   A withdrawal charge of 6% would be assessed against the Market Adjusted Value in excess of the amount available as a free withdrawal. In this case, there are no prior withdrawals, so 10% of the Market Adjusted Value is not subject to a withdrawal charge. The withdrawal charge is thus:

                      $2,142.90 = $39,683.33 x .90 x .06

   Thus, the amount payable on a full withdrawal would be:

                      $37,540.43 = $39,683.33 - $2,142.90

   If instead of a full withdrawal, 50% of the Guarantee Period Value was withdrawn (partial withdrawal of 50%), the Market Value Adjustment would be 50% of that of the full withdrawal:

                      -$1,158.34 = -.0551589 x $21,000.00

   The Market Adjusted Value would be:

                      $19,841.66 = $21,000.00 - $1,158.34
--------
*  Actual calculation utilizes 10 decimal places.

   The withdrawal charge of 6% would apply to the Market Adjusted Value being withdrawn, less 10% of the full Market Adjusted Value as there are no prior withdrawals:

                $952.39 = ($19,841.46 - .10 x $39,683.33) x .06

   Thus, the amount payable on this partial withdrawal would be:

                       $18.889.07 = $19,841.46 - $952.39

Example of an Upward Market Value Adjustment

   An upward Market Value Adjustment results from a withdrawal that occurs when interest rates have decreased. Assume interest rates have decreased one year later and we are then crediting 4% for a four-year Guarantee Period. Upon a full withdrawal, the market value adjustment factor would be:

                            +.0390198= (1 + .05)4
                                       -------------
                                       (1 + .04) - 1

   The Market Value Adjustment is an increase of $1638.83 to the Guarantee Period Value:

                       $1,638.83 = $42,000.00 x .0390198

   The Market Adjusted Value would be:

                      $43,638.33 = $42,000.00 + $1,638.83

   A withdrawal charge of 6% would apply to the Market Adjusted Value being withdrawn, less 10% of the full Market Adjusted Value, as there were no prior withdrawals:

                      $2,356.47 = $43,638.33 x .90 x .06

   Thus, the amount payable on withdrawal would be:

                      $41,281.85 = $43,638.33 - $2,356.47

   If instead of a full withdrawal, 50% of the Guarantee Period Value was withdrawn (partial withdrawal of 50%), the Market Value Adjustment would be:

                        $819.42 = $21,000.00 x .0390198

   The Market Adjusted Value of $21,000.00 would be:

                       $21,819.42 = $21,000.00 + $819.42

   The withdrawal charge of 6% would apply to the Market Adjusted Value being withdrawn, less 10% of the full Market Adjusted Value as there are no prior withdrawals:

               $1,047.34 = ($21,819.42 - .1 x $43,638.33) x .06

   Thus, the amount payable on this partial withdrawal would be:

                      $20,772.08 = $21,819.42 - $1,047.34

   Actual Market Value Adjustment may have a greater or lesser impact than that shown in the Examples, depending on the actual change in interest crediting rates and the timing of the withdrawal or transfer in relation to the time remaining in the Guarantee Period.

                                  APPENDIX C

 KEMPER INVESTORS LIFE INSURANCE COMPANY FLEXIBLE PREMIUM MODIFIED GUARANTEED,
  FIXED AND VARIABLE DEFERRED ANNUITY IRA, ROTH IRA AND SIMPLE IRA DISCLOSURE
                                   STATEMENT

   This Disclosure Statement describes the statutory and regulatory provisions applicable to the operation of traditional Individual Retirement Annuities
(IRAs), Roth Individual Retirement Annuities (Roth IRAs) and Simple Individual Retirement Annuities (SIMPLE IRAs). Internal Revenue Service regulations require that this be given to each person desiring to establish an IRA, Roth IRA or a SIMPLE IRA. Except where otherwise indicated, IRA discussion includes Simplified Employee Pension IRAs (SEP IRAs). Further information can be obtained from Kemper Investors Life Insurance Company and from any district office of the Internal Revenue Service.

A. REVOCATION

   Within seven days of the date you signed your enrollment application, you may revoke the Contract and receive back 100% of your money. To do so, wire Kemper Investors Life Insurance Company, 1600 McConnor Parkway, Schaumburg, Illinois 60196-6801 or call 1-800-621-5001.

B. STATUTORY REQUIREMENTS

   This Contract is intended to meet the requirements of Section 408(b) of the Internal Revenue Code (Code), Section 408A of the Code for use as a Roth IRA, or of Section 408(p) of the Code for use as a SIMPLE IRA, whichever is applicable. The Contract form has not been approved for use as an IRA, Roth IRA or a SIMPLE IRA by the Internal Revenue Service. Such approval by the Internal Revenue Service is a determination only on the form of the Contract, and does not represent a determination on the merits of the Contract.

       1. The amount in your IRA, Roth IRA, and SIMPLE IRA, whichever is applicable, must be fully vested at all times and the entire interest of the owner must be nonforfeitable.

       2. The Contract must be nontransferable by the owner.

       3. The Contract must have flexible premiums.

       4. For IRAs and SIMPLE IRAs, you must start receiving distributions on or before April 1 of the year following the year in which you reach age 70 1/2 (the required beginning date) (see "Required Distributions"). However, Section 401(a)(9)(A) of the Code (relating to minimum distributions required to commence at age 70 1/2), and the incidental death benefit requirements of Section 401(a) of the Code, do not apply to Roth IRAs.

   If you die before your entire interest in your Contract is distributed, unless otherwise permitted under applicable law, any remaining interest in the Contract must be distributed to your Beneficiary by December 31 of the calendar year containing the fifth anniversary of your death; except that: (1) if the interest is payable to an individual who is your designated Beneficiary (within the meaning of Section 401(a)(9) of the Code), the designated Beneficiary may elect to receive the entire interest over his or her life, or over a certain period not extending beyond his or her life expectancy, commencing on or before December 31 of the calendar year immediately following the calendar year in which you die; and (2) if the sole designated Beneficiary is your spouse, the Contract will be treated as his or her own IRA, or, where applicable, Roth IRA.

   5. Except in the case of a rollover contribution or a direct transfer (see "Rollovers and Direct Transfers"), or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP), all contributions to an IRA, a Roth IRA and SIMPLE IRA must be cash contributions which do not exceed certain limits.

   6. The Contract must be for the exclusive benefit of you and your beneficiaries.

C. ROLLOVERS AND DIRECT TRANSFERS FOR IRAs AND SIMPLE IRAs

   1. A rollover is a tax-free transfer from one retirement program to another that you cannot deduct on your tax return. There are two kinds of tax-free rollover payments to an IRA. In one, you transfer amounts from another IRA. With the other, you transfer amounts from a qualified plan under Section 401(a) of the Code, a qualified annuity under Section 403(a) of the Code, a tax-sheltered annuity or custodial account under Section 403(b) of the Code, or a governmental plan under Section 457(b) of the Code (collectively referred to as "qualified employee benefit plans"). Tax-free rollovers can be made from a SIMPLE IRA or to a SIMPLE Individual Retirement Account under
Section 408(p) of the Code. An individual can make a tax-free rollover to an IRA from a SIMPLE IRA, or vice-versa, after a two-year period has expired since the individual first participated in a SIMPLE plan.

   2. You must complete the transfer by the 60th day after the day you receive the distribution from your IRA or other qualified employee benefit plan or SIMPLE IRA. The failure to satisfy this 60-day requirement may be waived by the Internal Revenue Service in certain circumstances.

   3. A rollover distribution may be made to you only once a year. The one-year period begins on the date you receive the rollover distribution, not on the date you roll it over (reinvest it).

   4. A trustee-to-trustee transfer to an IRA of funds in an IRA from one trustee or insurance company to another is not a rollover. It is a transfer that is not affected by the one-year waiting period.

   5. All or a part of the premium for this Contract used as an IRA may be paid from a rollover from an IRA or qualified employee benefit plan or from a trustee-to-trustee transfer from another IRA. All or part of the premium for this Contract used as a SIMPLE IRA may be paid from a rollover from a SIMPLE Individual Retirement Account or, to the extent permitted by law, from a direct transfer from a SIMPLE IRA.

   6. A distribution that is eligible for rollover treatment from a qualified employee benefit plan will be subject to twenty percent (20%) withholding by the Internal Revenue Service even if you roll the distribution over within the 60-day rollover period. One way to avoid this withholding is to make the distribution as a direct transfer to the IRA trustee or insurance company.

D. CONTRIBUTION LIMITS AND ALLOWANCE OF DEDUCTION FOR IRAs

   1. In general, the amount you can contribute each year to an IRA is the lesser of (1) 100% of your compensation, or (2) the maximum annual contributions under Section 219(b) of the Code, including "catch-up" contributions for certain individuals age 50 and older. The maximum annual contribution limit for IRA contributions is equal to $3,000 for 2002 through 2004, $4,000 for 2005 through 2007, and $5,000 for 2008. After 2008, the limit is indexed annually in $500 increments, except as otherwise provided by law. An individual who has attained age 50 may make additional "catch-up" IRA contributions. The maximum annual contribution limit for the individual is increased by $500 for 2002 through 2005, and $1,000 for 2006 and thereafter, except as otherwise provided by law. If you have more than one IRA, the limit applies to the total contributions made to your own IRAs for the year. Generally, if you work the amount that you earn is compensation. Wages, salaries, tips, professional fees, bonuses and other amounts you receive for providing personal services are compensation. If you own and operate your own business as a sole proprietor, your net earnings reduced by your deductible contributions on your behalf to self-employed retirement plans is compensation. If you are an active partner in a partnership and provide services to the partnership, your share of partnership income reduced by deductible contributions made on your behalf to qualified retirement plans is compensation. All taxable alimony and separate maintenance payments received under a decree of divorce or separate maintenance is compensation.

   2. In the case of a married couple filing a joint return, up to the maximum annual contribution can be contributed to each spouse's IRA, even if one spouse has little or no compensation. This means that the total combined contributions that can be made to both IRAs can be as much as $64,000 for the year.

   3. In the case of a married couple with unequal compensation who file a joint return, the limit on the deductible contributions to the IRA of the spouse with less compensation is the smaller of:

      a. The maximum annual contribution, or

      b. The total compensation of both spouses, reduced by any deduction allowed for contributions to IRAs of the spouse with more compensation.

   The deduction for contributions to both spouses' IRAs may be further limited if either spouse is covered by an employer retirement plan.

   4. If either you or your spouse is an active participant in an employer-sponsored plan and have a certain level of income, the amount of the contribution to your IRA that is deductible is phased out, and in some cases eliminated. If you are an active participant in an employer-sponsored plan, the deductibility of your IRA contribution will be phased out, depending on your adjusted gross income, or combined adjusted gross income in the case of a joint tax return, as follows:

Joint Returns

                  Taxable year beginning in: Phase-out range
                  -------------------------- ----------------
                     2002................... $54,000-$ 64,000
                     2003................... $60,000-$ 70,000
                     2004................... $65,000-$ 75,000
                     2005................... $70,000-$ 80,000
                     2006................... $75,000-$ 85,000
                     2007 and thereafter.... $80,000-$100,000

Single Taxpayers

                  Taxable year beginning in: Phase-out range
                  -------------------------- ----------------
                     2002................... $34,000-$ 44,000
                     2003................... $40,000-$ 50,000
                     2004................... $45,000-$ 55,000
                     2005 and thereafter.... $50,000-$ 60,000

   The phase-out range for married individuals filing separately is $0-$10,000. If you file a joint tax return and are not an active participant in an employer sponsored plan, but your spouse is, the amount of the deductible IRA contribution is phased out for adjusted gross income between $150,000 and $160,000.

   5. Contributions to your IRA for a year can be made at any time up to April 15 of the following year. If you make the contribution between January 1 and April 15, however, you may elect to treat the contribution as made either in that year or in the preceding year. You may file a tax return claiming a deduction for your IRA contribution before the contribution is actually made. You must, however, make the contribution by the due date of your return not including extensions.

   6. You cannot make a contribution other than a rollover or transfer contribution to your IRA for the year in which you reach age 70 1/2 or thereafter.

E. SEP IRAs

   1. SEP IRA rules concerning eligibility and contributions are governed by Code Section 408(k). The maximum deductible contribution for a SEP IRA is the lesser of $40,000 (indexed for the cost-of-living increases beginning after 2002) or 25% of compensation.

   2. A SEP must be established and maintained by an employer (corporation, partnership, sole proprietor).

F. SIMPLE IRAs

   1. A SIMPLE IRA must be established with your employer using a qualified salary reduction agreement.

   2. You may elect to have your employer contribute to your SIMPLE IRA, under a qualified salary reduction agreement, an amount (expressed as a percentage of your compensation) not to exceed $7,000 for 2002, $8,000 for 2003, $9,000 for 2004, and $10,000 for 2005. After 2005 the limit is indexed annually, except as otherwise provided by law. In addition to these employee elective contributions, your employer is required to make each year either (1) a matching contribution equal to up to 3 percent, and not less than 1 percent, of your SIMPLE IRA contribution for the year, or (2) a nonelective contribution equal to 2 percent of your compensation for the year (up to $200,000 of compensation, as adjusted for inflation). No other contributions may be made to a SIMPLE IRA.

   3. Employee elective contributions and employer contributions (i.e., matching contributions and nonelective contributions) to your SIMPLE IRA are excluded from your gross income.

   4. To the extent an individual with a SIMPLE IRA is no longer participating in a SIMPLE plan (e.g., the individual has terminated employment), and two years has passed since the individual first participated in the plan, the individual may treat the SIMPLE IRA as an IRA.

G. TAX STATUS OF THE CONTRACT AND DISTRIBUTIONS FOR IRAs AND SIMPLE IRAs

   1. Earnings of your IRA annuity contract are not taxed until they are distributed to you.

   2. In general, taxable distributions are included in your gross income in the year you receive them.

   3. Distributions under your IRA are non-taxable to the extent they represent a return of non-deductible contributions (if any). The non-taxable percentage of a distribution is determined generally by dividing your total undistributed, non-deductible IRA contributions by the value of all your IRAs (including SEPs and rollovers).

   4. You cannot choose the special five-year or ten-year averaging that may apply to lump sum distributions from qualified employer plans.

H. REQUIRED DISTRIBUTIONS FOR IRAs AND SIMPLE IRAs

   You must start receiving minimum distributions required under the Contract and Section 401(a)(9) of the Code from your IRA and SIMPLE IRA starting with the year you reach age 70 1/2 (your 70 1/2 year). Ordinarily, the required minimum distribution for a particular year must be received by December 31 of that year. However, you may delay the required minimum distribution for the year you reach age 70 1/2 until April 1 of the following year (i.e., the required beginning date).

   Annuity payments which begin by April 1 of the year following your 70 1/2 year satisfy the minimum distribution requirement if they provide for non-increasing payments over your life or the lives of you and your designated beneficiary (within the meaning of Section 401(a)(9) of the Code), provided that, if installments are guaranteed, the guaranty period does not exceed the applicable life or joint life expectancy.

   The applicable life expectancy is your remaining life expectancy or the remaining joint life and last survivor expectancy of you and your designated beneficiary, determined as set forth in applicable federal income tax regulations.

   If you have more than one IRA, you must determine the required minimum distribution separately for each IRA; however, you can take the actual distributions of these amounts from any one or more of your IRAs.

   If the actual distribution from your Contract is less than the minimum amount that should be distributed in accordance with the minimum distribution requirements mentioned above, the difference generally is an excess accumulation. There is a 50% excise tax on any excess accumulations. If the excess accumulation is due to reasonable error, and you have taken (or are taking) steps to remedy the insufficient distribution, you can request that this 50% excise tax be excused by filing with your tax return an IRS Form 5329, together with a letter of explanation and the excise tax payment.

I. ROTH IRAs

   1. If your Contract is a special type of individual retirement plan known as a Roth IRA, it will be administered in accordance with the requirements of
Section 408A of the Code. (Except as otherwise indicated, references herein to an "IRA" are to an "individual retirement plan," within the meaning of Section 7701(a)(37) of the Code, other than a Roth IRA.) Roth IRAs are treated the same as other IRAs, except as described here.

   2. We will apply to the IRS for opinion letters approving annuities as Roth IRAs. Such approval will be a determination only on the form of the annuity, and will not represent a determination of the merits of the annuity.

   3. If your Contract is a Roth IRA, we will send you a Roth IRA endorsement to be attached to, and to amend, your Contract after we obtain approval of the endorsement from the IRS and your state insurance department. The Company reserves the right to amend the Contract as necessary or advisable from time to time to comply with future changes in the Internal Revenue Code, regulations or other requirements imposed by the IRS to obtain or maintain its approval of the annuity as a Roth IRA.

   4. Earnings in your Roth IRA are not taxed until they are distributed to you, and will not be taxed if they are paid as a "qualified distribution," as described to you in section L, below.

J. ELIGIBILITY AND CONTRIBUTIONS FOR ROTH IRAs

   1. Generally, you are eligible to establish or make a contribution to your Roth IRA only if you meet certain income limits. No deduction is allowed for contributions to your Roth IRA. Contributions to your Roth IRA may be made even after you attain age 70 1/2.

   2. The maximum aggregate amount of contributions for any taxable year to all IRAs, including all Roth IRAs, maintained for your benefit (the "contribution limit") generally is the lesser of (1) 100% of your compensation, or (2) the maximum annual contributions under Section 219(b) of the Code, including "catch-up" contributions for certain individuals age 50 and older (as discussed in section D, above).

   The contribution limit for any taxable year is reduced (but not below zero) by the amount which bears the same ratio to such amount as:

      (a) the excess of (i) your adjusted gross income for the taxable year, over (ii) the "applicable dollar amount," bears to

      (b) $15,000 (or $10,000 if you are married).

   For this purpose, "adjusted gross income" is determined in accordance with
Section 219(g)(3) of the Code and (1) excludes any amount included in gross income as a result of any rollover from, transfer from, or conversion of an IRA to a Roth IRA, and (2) is reduced by any deductible IRA contribution. In addition, the "applicable dollar amount" is equal to $150,000 for a married individual filing a joint return, $0 for a married individual filing a separate return, and $95,000 for any other individual.

   A "qualified rollover contribution" (discussed in section K, below), and a non-taxable transfer from another Roth IRA, are not taken into account for purposes of determining the contribution limit.

K. ROLLOVERS, TRANSFERS AND CONVERSIONS TO ROTH IRAs

   1. Rollovers and Transfers--A rollover may be made to a Roth IRA only if it is a "qualified rollover contribution." A "qualified rollover contribution" is a rollover to a Roth IRA from another Roth IRA or from an IRA, but only if such rollover contribution also meets the rollover requirements for IRAs under
Section 408(d)(3). In addition, a transfer may be made to a Roth IRA directly from another Roth IRA or from an IRA.

   You may not make a qualified rollover contribution or transfer in a taxable year from an IRA to a Roth IRA if (a) your adjusted gross income for the taxable year exceeds $100,000 or (b) you are married and file a separate return.

   The rollover requirements of Section 408(d)(3) are complex and should be carefully considered before you make a rollover. One of the requirements is that the amount received be paid into another IRA (or Roth IRA) within 60 days after receipt of the distribution. The failure to satisfy this 60-day requirement may be waived by the Internal Revenue Service in certain circumstances. In addition, a rollover contribution from a Roth IRA may be made by you only once a year. The one-year period begins on the date you receive the Roth IRA distribution, not on the date you roll it over (reinvest it) into another Roth IRA. If you withdraw assets from a Roth IRA, you may roll over part of the withdrawal tax free into another Roth IRA and keep the rest of it. A portion of the amount you keep may be included in your gross income.

   2. Taxation of Rollovers and Transfers to Roth IRAs--A qualified rollover contribution or transfer from a Roth IRA maintained for your benefit to another Roth IRA maintained for your benefit which meets the rollover requirements for IRAs under Section 408(d)(3) is tax-free.

   In the case of a qualified rollover contribution or a transfer from an IRA maintained for your benefit to a Roth IRA maintained for your benefit, any portion of the amount rolled over or transferred which would be includible in your gross income were it not part of a qualified rollover contribution or a nontaxable transfer will be includible in your gross income. However, Code
Section 72(t) (relating to the 10 percent penalty tax on premature distributions) will not apply. If such a rollover or transfer occurs before January 1, 1999, any portion of the amount rolled over or transferred which is required to be included in gross income will be so included ratably over the 4-taxable year period beginning with the taxable year in which the rollover or transfer is made.

   Pending legislation may modify these rules retroactively to January 1, 1998.

   3. Transfers of Excess IRA Contributions to Roth IRAs--If, before the due date of your federal income tax return for any taxable year (not including extensions), you transfer, from an IRA, contributions for such taxable year (and earnings thereon) to a Roth IRA, such amounts will not be includible in gross income to the extent that no deduction was allowed with respect to such amount.

   4. Taxation of Conversions of IRAs to Roth IRAs--All or part of amounts in an IRA maintained for your benefit may be converted into a Roth IRA maintained for your benefit. The conversion of an IRA to a Roth IRA is treated as special type of qualified rollover contribution. Hence, you must be eligible to make a qualified rollover contribution in order to convert an IRA to a Roth IRA. A conversion typically will result in the inclusion of some or all of your IRA's value in gross income, as described above.

   A conversion of an IRA to a Roth IRA can be made without taking an actual distribution from your IRA. For example, an individual may make a conversion by notifying the IRA issuer or trustee, whichever is applicable.

   UNDER SOME CIRCUMSTANCES, IT MIGHT NOT BE ADVISABLE TO ROLLOVER, TRANSFER, OR CONVERT ALL OR PART OF AN IRA TO A ROTH IRA. WHETHER YOU SHOULD DO SO WILL DEPEND ON YOUR PARTICULAR FACTS AND CIRCUMSTANCES, INCLUDING, BUT NOT LIMITED TO, SUCH FACTORS AS WHETHER YOU QUALIFY TO MAKE SUCH A ROLLOVER, TRANSFER, OR CONVERSION, YOUR FINANCIAL SITUATION, AGE, CURRENT AND FUTURE INCOME NEEDS, YEARS TO RETIREMENT, CURRENT AND FUTURE TAX RATES, YOUR ABILITY AND DESIRE TO PAY CURRENT INCOME TAXES WITH RESPECT TO AMOUNTS ROLLED OVER, TRANSFERRED, OR CONVERTED, AND WHETHER SUCH TAXES MIGHT NEED TO BE PAID WITH WITHDRAWALS FROM YOUR ROTH IRA (SEE DISCUSSION BELOW OF "NONQUALIFIED DISTRIBUTIONS"). YOU SHOULD CONSULT A QUALIFIED TAX ADVISER BEFORE ROLLING OVER, TRANSFERRING, OR CONVERTING ALL OR PART OF AN IRA TO A ROTH IRA.

   5. Separate Roth IRAs--Due to the complexity of, and proposed changes to, the tax law, it may be advantageous to maintain amounts rolled over, transferred, or converted from an IRA in separate Roth IRAs from those containing regular Roth IRA contributions. For the same reason, you should consider maintaining a separate Roth IRA for each amount rolled over, transferred, or converted from an IRA. These considerations should be balanced against the additional costs you may incur from maintaining multiple Roth IRAs. You should consult your tax adviser if you intend to contribute rollover, transfer, or conversion amounts to your Contract, or if you intend to roll over or transfer amounts from your Contract to another Roth IRA maintained for your benefit.

L. INCOME TAX CONSEQUENCES OF ROTH IRAs

   1. Qualified Distributions--Any "qualified distribution" from a Roth IRA is excludible from gross income. A "qualified distribution" is a payment or distribution which satisfies two requirements. First, the payment or distribution must be (a) made after you attain 59 1/2, (b) made after your death, (c) attributable to your being disabled, or (d) a "qualified special purpose distribution" (i.e., a qualified first-time homebuyer distribution under Section 72(t)(2)(F) of the Code). Second, the payment or distribution must be made in a taxable year that is at least five years after (1) the first taxable year for which a contribution was made to any Roth IRA established for you, or (2) in the case of a rollover from, or a conversion of, an IRA to a Roth IRA, the taxable year in which the rollover or conversion was made if the payment or distribution is allocable (as determined in the manner set forth in guidance issued by the IRS) to the rollover contribution or conversion (or to income allocable thereto).

   2. Nonqualified Distributions--A distribution from a Roth IRA which is not a qualified distribution is taxed under Section 72 (relating to annuities), except that such distribution is treated as made first from contributions to the Roth IRA to the extent that such distribution, when added to all previous distributions from the Roth IRA, does not exceed the aggregate amount of contributions to the Roth IRA. For purposes of determining the amount taxed,
(a) all Roth IRAs established for you will be treated as one contract, (b) all distributions during any taxable year from Roth IRAs established for you will be treated as one distribution, and (c) the value of the contract, income on the contract, and investment in the contract, if applicable, will be computed as of the close of the calendar year in which the taxable year begins.

   An additional tax of 10% is imposed on nonqualified distributions (including amounts deemed distributed as the result of a prohibited loan or use of your Roth IRA as security for a loan) made before the benefited individual has attained age 59 1/2, unless one of the exceptions discussed in Section N applies.

M. TAX ON EXCESS CONTRIBUTIONS

   1. You must pay a 6% excise tax each year on excess contributions that remain in your Contract. Generally, an excess contribution is the amount contributed to your Contract that is more than you can contribute. The excess is taxed for the year of the excess contribution and for each year after that until you correct it.

   2. You will not have to pay the 6% excise tax if you withdraw the excess amount by the date your tax return is due including extensions for the year of the contribution. You do not have to include in your gross income an excess contribution that you withdraw from your Contract before your tax return is due if the income earned on the excess was also withdrawn and no deduction was allowed for the excess contribution. You must include in your gross income the income earned on the excess contribution.

N. TAX ON PREMATURE DISTRIBUTIONS

   There is an additional tax on premature distributions from your IRA, Roth IRA, or SIMPLE IRA, equal to 10% of the taxable amount. For premature distributions from a SIMPLE IRA made within the first 2 years you participate in a SIMPLE plan, the additional tax is equal to 25% of the amount of the premature distribution that must be included in gross income. Premature distributions are generally amounts you withdraw before you are age 59 1/2. However, the tax on premature distributions does not apply generally:

      1. To amounts that are rolled over or transferred tax free;

      2. To a distribution which is made on or after your death, or on account of you being disabled within the meaning of Code Section 72(m)(7);

      3. To a distribution which is part of a series of substantially equal periodic payments (made at least annually) over your life or your life expectancy or the joint life or joint life expectancy of you and your Beneficiary; or

      4. To a distribution which is used for qualified first-time homebuyer expenses, qualified higher education expenses, certain medical expenses, or by an unemployed individual to pay health insurance premiums.

O. EXCISE TAX REPORTING

   Use Form 5329, Additional Taxes Attributable to Qualified Retirement Plans (Including IRAs), Annuities, and Modified Endowment Contracts, to report the excise taxes on excess contributions, premature distributions, and excess accumulations. If you do not owe any IRA, SIMPLE IRA or Roth IRA excise taxes, you do not need Form 5329. Further information can be obtained from any district office of the Internal Revenue Service.

P. BORROWING

   If you borrow money against your Contract or use it as security for a loan, the Contract will lose its classification as an IRA, Roth IRA, or SIMPLE IRA, whichever is applicable, and you must include in gross income the fair market value of the Contract as of the first day of your tax year. In addition, you may be subject to the tax on premature distributions described above. (Note:
This Contract does not allow borrowings against it, nor may it be assigned or pledged as collateral for a loan.)

Q. REPORTING

   We will provide you with any reports required by the Internal Revenue
Service.

R. ESTATE TAX

   Generally, the value of your IRA, including your Roth IRA, is included in your gross estate for federal estate tax purposes.

S. FINANCIAL DISCLOSURE

   1. If contributions to the Contract are made by other than rollover contributions and direct transfers, the following information based on the charts shown on the next pages, which assumes you were to make a level contribution to the fixed account at the beginning of each year of $1,000 must be completed prior to your signing the enrollment application.

              End of Lump Sum Termination At  Lump Sum Termination
               Year   Value of Contract*  Age  Value of Contract*
               ----  -------------------- --- --------------------
                1                         60
                2                         65
                3                         70
                4
                5

--------
*  Includes applicable withdrawal charges as described in Item T below.

   2. If contributions to the Contract are made by rollover contributions and/or direct transfers, the following information, based on the charts shown on the next page, and all of which assumes you make one contribution to the fixed account of $1,000 at the beginning of this year, must be completed prior to your signing the enrollment application.


              End of Lump Sum Termination At  Lump Sum Termination
               Year   Value of Contract*  Age  Value of Contract*
               ----  -------------------- --- --------------------
                1                         60
                2                         65
                3                         70
                4
                5

--------
*  Includes applicable withdrawal charges as described in Item T below.

T. FINANCIAL DISCLOSURE FOR THE SEPARATE ACCOUNT (VARIABLE ACCOUNT)

   1. If on the enrollment application you indicated an allocation to a Subaccount, this Contract will be assessed a daily charge of an amount which will equal an aggregate of 1.70% per annum.

   2. An annual records maintenance charge of $30.00 will be assessed annually against the Separate Account, Fixed Account and Guarantee Periods on a pro rata basis. However, there is no records maintenance charge for Contracts with a Contract Value of at least $50,000 on the date of assessment.

   3. Withdrawal (early annuitization) charges will be assessed based on the years elapsed since each Purchase Payment was received by KILICO. The charges are as follows: under 1 year, 7%; over 1 to 2 years, 6%; over 2 to 3 years, 5%; over 3 to 4 years, 4%; over 4 years and thereafter, 0%.

   4. The method used to compute and allocate the annual earnings is contained in the Prospectus under the heading "Accumulation Unit Value."

   5. The growth in value of your Contract is neither guaranteed nor projected but is based on the investment experience of the Separate Account.

   GUARANTEED LUMP SUM TERMINATION OF DEFERRED FIXED AND VARIABLE ANNUITY COMPLETELY ALLOCATED TO THE GENERAL ACCOUNT WITH 3% GUARANTEED EACH YEAR. (TERMINATION VALUES ARE BASED ON $1,000 ANNUAL CONTRIBUTIONS AT THE BEGINNING OF EACH YEAR.)

  End of Termination End of Termination End of Termination End of Termination
   Year    Values*    Year    Values*    Year    Values*    Year    Values*
  ------ ----------- ------ ----------- ------ ----------- ------ -----------
     1   $   937.00    14   $16,888.32    27   $40,511.63    40   $ 75,547.18
     2     1,913.00    15    18,400.91    28    42,732.92    41     78,849.53
     3     2,928.90    16    19,958.88    29    45,020.85    42     82,250.96
     4     3,985.63    17    21,563.59    30    47,377.42    43     85,754.43
     5     5,111.14    18    23,216.44    31    49,834.68    44     89,363.00
     6     6,270.41    19    24,918.87    32    52,365.66    45     93,079.83
     7     7,464.46    20    26,672.37    33    54,972.57    46     96,908.16
     8     8,694.34    21    28,478.49    34    57,657.69    47    100,851.35
     9     9,961.11    22    30,388.78    35    60,423.36    48    104,912.83
    10    11,265.88    23    32,254.88    36    63,272.00    49    109,096.15
    11    12,609.80    24    34,228.47    37    66,206.10    50    113,404.98
    12    13,994.03    25    36,261.26    38    69,228.22
    13    15,419.79    26    38,355.04    39    72,341.01

   GUARANTEED LUMP SUM TERMINATION OF DEFERRED FIXED AND VARIABLE ANNUITY COMPLETELY ALLOCATED TO THE GENERAL ACCOUNT WITH 3% GUARANTEED EACH YEAR. (TERMINATION VALUES ARE BASED ON $1,000 SINGLE PREMIUM.)

  End of Termination End of Termination End of Termination End of Termination
   Year    Values*    Year    Values*    Year    Values*    Year    Values*
  ------ ----------- ------ ----------- ------ ----------- ------ -----------
     1     $  937      14     $1,000      27     $1,000      40     $1,000
     2        946      15      1,000      28      1,000      41      1,000
     3        955      16      1,000      29      1,000      42      1,000
     4        964      17      1,000      30      1,000      43      1,000
     5      1,000      18      1,000      31      1,000      44      1,000
     6      1,000      19      1,000      32      1,000      45      1,000
     7      1,000      20      1,000      33      1,000      46      1,000
     8      1,000      21      1,000      34      1,000      47      1,000
     9      1,000      22      1,000      35      1,000      48      1,000
    10      1,000      23      1,000      36      1,000      49      1,000
    11      1,000      24      1,000      37      1,000      50      1,000
    12      1,000      25      1,000      38      1,000
    13      1,000      26      1,000      39      1,000

--------
*  Includes applicable withdrawal charges.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses of issuance and distribution of the Contracts and certificates, other than any underwriting discounts and commissions, are as follows:

                                                                         Amount*
                                                                         ------

Securities and Exchange Commission Registration Fees ............      $  1,840
Printing and Engraving ..........................................      $ 50,000
Accounting Fees and Expenses ....................................      $ 15,000
Legal Fees and Expenses .........................................      $ 75,000
                                                                       --------
         Total Expenses .........................................      $141,840

_______________

* Expenses are estimated and are for the period ending May 1, 2003 for the continuous offering of interests pursuant to Rule 415 but are not deducted from proceeds.

Item 15. Indemnification of Directors and Officers.

Article VI, Section 1. of the Bylaws of Kemper Investors Life Insurance Company provides for indemnification of Directors and Officers as follows:

         SECTION 1. The company shall indemnify any person against all expenses (including attorneys fees), judgments, fines, amounts paid in settlement and other costs actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the company) in which he is a party or is threatened to be made party by reason of his being or having been a director, officer, employee or agent of the company, or serving or having served, at the request of the company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of his holding a fiduciary position in connection with the management or administration of retirement, pension, profit sharing or other benefit plans including, but not limited to, any fiduciary liability under the Employee Retirement Income Security Act of 1974 and any amendment thereof, if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that he did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Article VI also provides that no indemnification shall be made in respect of any claim, issue or matter as to which a director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the company, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

Item 16. Exhibits.

Exhibit No.       Description

/1/1(a)           Distribution Agreement

/2/1(b)           Specimen Selling Group Agreement of Investors Brokerage
                  Services, Inc.

/2/1(c)           General Agent Agreement

2                 Not Applicable

/5/4(a) Form of Group Flexible Premium Modified Guaranteed, Fixed and Variable Deferred Annuity Contract

/5/4(b) Form of Certificate to Group Flexible Premium Modified Guaranteed, Fixed and Variable Deferred Annuity Contract and Unisex Rider

/5/4(c) Form of Individual Flexible Premium Modified Guaranteed, Fixed and Variable Deferred Annuity Contract

/5/4(d)           Unisex Rider (See Exhibit 4(b))

/3/4(e)           Form of Qualified Plan Rider

/3/4(f)           Form of SIMPLE IRA - Individual Retirement Annuity
                  Supplemental Rider

/3/4(g) Form of Amendment to Contract to Qualify a Roth Individual Retirement Annuity

/3/4(h)           Form of 457 Deferred Compensation Rider

/3/4(i)           Form of Group Master Application

/5/4(j)           Form of Individual Application

/3/4(k)           Form of Individual Retirement Annuity Rider

/5/4(l)(1)        Form of Optional Enhanced Death Benefit Rider: Option 1

/5/4(l)(2)        Form of Optional Enhanced Death Benefit Rider: Option 2

/4/4(m)           Form of Disability Rider

/4/4(n)           Form of Nursing Care Rider

/4/4(o)           Form of ERISA Loan Rider

/5/5              Opinion and Consent of Counsel regarding legality

8                 Not Applicable

12                Not Applicable

15                Not Applicable

23(a)             Consent of PricewaterhouseCoopers LLP, Independent Accountants

/5/23(b)          Consent of Counsel

24                Not Applicable

25                Not Applicable

26                Not Applicable

---------------------

/1/ Incorporated herein by reference to the Registration Statement on Form S-1 (File No. 333-02491) filed on or about April 12, 1996.

/2/ Incorporated herein by reference to Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-02491) filed on or about April 23, 1997.

/3/ Incorporated herein by reference to the Initial Registration Statement on Form S-1 (File No. 333-61204) filed on or about May 18, 2001.

/4/ Incorporated herein by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4 (File No.333-61194) filed on or about October 12, 2001.

/5/ Incorporated herein by reference to the Initial Registration Statement on Form S-3 (File No. 333-86044) filed on or about April 11, 2002.


Item 17. Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the determining of any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liabilities under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, State of Illinois on the 22nd day of July, 2002.

                          KEMPER INVESTORS LIFE INSURANCE COMPANY
                          (Registrant)

                          BY:  /s/ GALE K. CARUSO
                               -------------------------------------------------
                          Gale K. Caruso, President and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following directors and principal officers of Kemper Investors Life Insurance Company in the capacities indicated on the 22nd day of July, 2002.

         Signature                                    Title
         ---------                                    -----
/s/ GALE K. CARUSO                 President, Chief Executive Officer and Director
---------------------------
Gale K. Caruso                     (Principal Executive Officer)

/s/ FREDERICK L. BLACKMON          Executive Vice President, Chief Financial Officer and Director
---------------------------
Frederick L. Blackmon              (Principal Financial Officer and Principal Accounting Officer)

/s/ DEBRA P. REZABEK               Director
---------------------------
Debra P. Rezabek

/s/ RICHARD M. SOUSA               Director
---------------------------
Richard M. Sousa

/s/ GEORGE VLAISAVLJEVICH          Director
---------------------------
George Vlaisavljevich

                                  EXHIBIT INDEX

The following exhibits are filed herewith:

Exhibit
Number                               Description
------                               -----------

23 (a)          Consent of PricewaterhouseCoopers LLP, Independent Accountants